Exhibit 10.1

EXECUTION COPY

MASTER CONTRIBUTION AND SHARE SUBSCRIPTION AGREEMENT

BY AND AMONG
GENEVANT SCIENCES LTD.,
ARBUTUS BIOPHARMA CORPORATION
AND
ROIVANT SCIENCES LTD.

DATED April 11, 2018

Table of Contents

Appendices

Appendix A    Employment Contract
Appendix B    Transferred Employees
Appendix C    Transition Services
Appendix D    LNP Assets
Appendix E    Excluded Assets
Appendix F    Assumed Liabilities
Appendix G    Required Consents
Appendix H    Canadian Assets

Exhibits

Exhibit A    Form of License Agreement
Exhibit B    Form of Master Services Agreement
Exhibit C    Form of Shareholders Agreement

MASTER CONTRIBUTION AND SHARE SUBSCRIPTION AGREEMENT
THIS AGREEMENT is made effective as of the 11th day of April, 2018
AMONG:
GENEVANT SCIENCES LTD., a limited company formed under the laws of Bermuda (the Company);
AND
ARBUTUS BIOPHARMA CORPORATION, a corporation amalgamated under the laws of British Columbia (Arbutus)\
ND
ROIVANT SCIENCES LTD., a Bermuda exempted limited company (Roivant).
WHEREAS:

A.	As of the date hereof, the Company has issued 100 common shares with $1.00 par value per share (the Common Shares), all of which shares have been issued to Roivant;

B.
Arbutus desires to make a contribution of the LNP Assets (as defined below), including all of the issued and outstanding shares (the Genevant Shares) of Genevant Sciences Corporation, a British Columbia corporation (Genevant Canada), to the Company in exchange for 22,500,000 Common Shares (the Contribution Shares) upon the terms and subject to the conditions of this Agreement; and

C.
Roivant desires to assign the Employment Contract (as defined below), and to pay $22,500,000 (the Subscription Price), to the Company in exchange for 22,499,900 Common Shares (the Subscription Shares) upon the terms and subject to the conditions of this Agreement.

THEREFORE THIS AGREEMENT WITNESSES that for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

ARTICLE 1 - DEFINITIONS; CONSTRUCTION

1.    Definitions
Whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and phrases shall have the respective meanings ascribed to them as follows:
Affiliate means, with respect to any person, any other person, directly or indirectly through one or more intermediaries, controlling or controlled by or under direct or indirect common control with such person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by agreement or otherwise (it being understood that for purposes of this Agreement, Arbutus and its Subsidiaries, on the one hand, and Roivant and its Subsidiaries, on the other hand, shall not be deemed to be Affiliates of one another and, for the avoidance of doubt, Arbutus shall not be deemed to be a Subsidiary of Roivant).
Agreed Claims has the meaning ascribed to such term in Section 7.6(c).
Agreement means this master contribution and share subscription agreement (including any Appendices, Exhibits and Disclosure Schedules hereto) and any instrument amending this Agreement.
Allocation Schedule has the meaning ascribed to such term in Section 2.1(e).
Ancillary Agreements means, collectively, the Shareholders Agreement, the Data Sharing Agreement, the Transition Services Agreement, the License Agreement, the Master Service Agreement, the Services Agreements, the Sub-Lease and all instruments of assignment or transfer necessary to effect the assignment of all Proprietary Rights included in the LNP Assets.
Arbutus Fundamental Representations and Warranties means those representations and warranties of Arbutus in Section 4.1(a) (Due Organization, Good Standing and Corporate Power), Section 4.1(b) (Authorization), Section 4.1(e) (Title and Ownership of Genevant Shares), Section 4.1(f) (Title and Ownership), Section 4.1(k)(ii) (Title to Intellectual Property), Section 4.1(n) (Tax Matters) and Section 4.1(o) (Brokers).
Assumed Liabilities has the meaning ascribed to such term in Section 2.1(c).
Audited Carve-Out Financial Statements has the meaning ascribed to such term in Section 5.6.
Basket has the meaning ascribed to such term in Section 7.5(a).
Bills of Sale and Assignment and Assumption Agreements means that certain (a) bill of sale and assignment and assumption agreement between the Company and Arbutus and (b) assignment and assumption agreement between the Company and Roivant, in each case, in a form to be mutually agreed upon by the Parties, which shall be entered into on the Closing Date pursuant to this Agreement.
Burnaby Lease means that certain Lease, dated as of December 15, 1997, by and between Mr Western Holdings Corporation (as successor-in-interest to Mr Vanca Holdings Corporation and Canada Lands Company CLC Limited) and Inex Pharmaceuticals Corporation, as assigned to Tekmira Pharmaceuticals Corporation on April 25, 2007, as amended.
Business Day means a day other than a Saturday, Sunday or any other day on which the principal chartered banks located in Bermuda, New York, New York or Vancouver, British Columbia are not open for business.
Claim Certificate has the meaning ascribed to such term in Section 7.6(a).
Claims means any claim, cause of action, demand, lawsuit, proceeding, arbitration or Governmental Entity proceeding, whether asserted, threatened, pending or existing.

Clinical Data means all data resulting from any clinical study, or clinical trial, or CMC development of any compound or product, including the applicable protocol for each such study or trial, as well as all associated site related documentation, including all training materials, all correspondence with the sites, investigator brochures, investigational review board correspondence, data monitoring committee minutes; operational documentation and any CMC data including documentation and information related to production of drug substance and drug product including information associated with labeling and packaging.
Closing has the meaning ascribed to such term in Section 3.1.
Closing Date has the meaning ascribed to such term in Section 3.1.
Closing Time has the meaning ascribed to such term in Section 3.1
CMC means manufacturing related activities including the regulatory Chemistry, Manufacturing, and Controls matters of an IND or NDA or any foreign equivalent thereof, or Pharmaceutical Quality/CMC, as such terms are defined by the regulations of the applicable Regulatory Authority, including as required for Module 3 per International Conference on Harmonisation M4Q.
Code means the United States Internal Revenue Code of 1986, as amended.
Common Shares has the meaning ascribed to such term in the Recitals.
Company Board means the board of directors of the Company as the same is constituted from time to time.
Company IP means any and all LNP Proprietary Rights owned (or purported to be owned) by Arbutus.
Company Subsidiaries means collectively the Company’s wholly-owned direct and indirect Subsidiaries as of the date hereof, being Genevant Sciences Holdings Limited., a corporation formed under the laws of the United Kingdom, Genevant Sciences, Inc., a Delaware corporation, and Genevant Sciences GmbH, a limited liability company organized under the laws of Switzerland (Genevant GmbH).
Contract means any note, bond, mortgage, indenture, guaranty, license, franchise, permit, agreement, contract, commitment or letter of intent (whether oral or written), and any amendments thereto.
Contribution Shares has the meaning ascribed thereto in the Recitals.
Copyrights has the meaning ascribed to such term in the definition of Proprietary Rights.
Criminal Code has the meaning ascribed to such term in Section 5.2(e)(ii).
Data Sharing Agreement means that certain data sharing agreement between Genevant GmbH and Datavant, Inc., a Delaware corporation, in a form to be mutually agreed upon by the Parties, which shall be entered into on the Closing Date pursuant to this Agreement.
Disclosure Schedule has the meaning ascribed to such term in Section 4.1.

Domain Names means all Internet addresses and domain names and related registrations and applications and any renewals or extensions thereof.

Employee Benefit Plan means all plans, arrangements, agreements, programs, policies or practices (whether funded or unfunded, insured or self-insured, registered or unregistered) maintained by Arbutus or its Subsidiaries or to which Arbutus or its Subsidiaries make contributions (excluding those government provided programs to which Arbutus is required to contribute by law) that provide compensation or benefits to, or for the benefit of, any Transferred Employees or their dependants or beneficiaries and consisting of or relating to, as the case may be, any one or more of the following:

(i)
retirement savings or pension plans including any defined benefit or defined contribution pension plan sponsored by Arbutus or its Subsidiaries, any multi-employer industry pension plan to which Arbutus or its Subsidiaries make contributions and any group registered retirement savings plans or any supplemental pension plans sponsored by Arbutus or its Subsidiaries; and

(ii)
group employee benefit plans, including plans that provide disability or wage continuation benefits (including short-term disability and long-term disability benefits), hospitalization, health, medical/dental, legal services, life insurance, post-retirement health and life insurance benefits, death or survivor benefits or any other benefits, including supplemental unemployment insurance or plans relating to vacation pay, severance or termination pay and multi-employer industry health and welfare plans or employee life and health trusts to which Arbutus or its Subsidiaries make contributions.

Employment Contract means the employment contract entered into by Roivant Sciences, Inc. listed on Appendix A.
Excluded Assets has the meaning ascribed to such term in Section 2.1(b).
Excluded Liabilities has the meaning ascribed to such term in Section 2.1(d).
Excluded Licenses has the meaning ascribed to such term in Section 2.1(b)(iv).
FDA means the United States Food and Drug Administration or any successor agency thereto.
FD&C Act means the U.S. Federal Food, Drug, and Cosmetic Act, as amended.
GAAP means with the generally accepted accounting principles of the United States of America applicable to the Company applied on a consistent basis during the periods involved.
GalNAc Technology means: (a) a molecule that includes a therapeutic nucleic acid component, such as an siRNA, linked to a targeting ligand wherein the linkage can be directly to the targeting ligand or via a linking chemical moiety referred to as a linker; (b) a targeting ligand (c) a linker; and/or (d) methods of making and/or using targeting ligands (e.g., GalNAc or derivatives thereof). The targeting ligand can be any molecule that binds to a target within a living cell or organism, for example, the targeting ligand can be N-acetylgalactosamine (GalNAc) or derivatives thereof.
Genevant Canada has the meaning ascribed to such term in the Recitals.
Genevant Shares has the meaning ascribed to such term in the Recitals.

Governmental Entity means any applicable: (i) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, whether domestic or foreign, (ii) any subdivision, agency, commission, board or authority of any of the foregoing, or (iii) any quasi-governmental body, including any securities regulatory authority, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.
Gritstone Company Revenue means fifty percent (50%) of the Gritstone Revenue to be transferred to the Company as an LNP Asset as defined in, and pursuant to, Section 2.1(a)(xi) and the License Agreement, without reduction for any Taxes withheld or deducted.
Gritstone License Agreement means the License Agreement, dated as of October 16, 2017, by and between Gritstone Oncology, Inc., on the one hand, and Arbutus and Protiva Biotherapeutics Inc., on the other hand.
Gritstone Revenue means all payments due and payable from Gritstone, its Affiliates or assigns, under the Gritstone License Agreement on or after the Closing Date, without reduction for any Taxes withheld or deducted.
HBV means the hepatitis B virus.
ICDR has the meaning ascribed to such term in Section 7.10(c)(i).
IND means an Investigational New Drug Application filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations (or its successor regulation), or the equivalent application or filing filed with any equivalent agency or Governmental Entity outside the United States of America (including any supra-national agency such as the European Medicines Agency).
Indemnified Party has the meaning ascribed to such term in Section 7.1.
Indemnifying Party has the meaning ascribed to such term in Section 7.1.
Indemnitees means, with respect to each of Arbutus and Roivant, their respective Subsidiaries and Affiliates and each of their respective directors, officers, agents, employees, advisors and representatives; provided, that Arbutus and its Subsidiaries and Affiliates shall not be deemed to be Indemnitees of Roivant and Roivant and its Subsidiaries and Affiliates shall not be deemed to be Indemnitees of Arbutus.
Know-How means biological materials and other tangible materials, information, data, inventions, practices, methods, methodologies, protocols, formulas, formulations, oligonucleotide sequences, knowledge, trade secrets, processes, assays, skills, techniques and results of experimentation and testing, patentable or otherwise.
Knowledge, or words of similar import, of a person means the knowledge of such person after reasonable inquiry, except that “knowledge of Arbutus”, or words of similar import, means the knowledge of Mark Murray, Elizabeth Howard, Koert VandenEnden, Michael J. Sofia, Peter Lutwyche, William T. Symonds or Barry McGurl, in each case, after reasonable inquiry; provided, however, as used in the final sentence of Section 4.1(k)(iv), to Arbutus’ knowledge means the actual knowledge of the foregoing persons.

Laws means all laws, by-laws, rules, regulations, orders, ordinances, codes, instruments, judgments or other requirements of any Governmental Entity whether foreign or domestic.
Liabilities means any and all indebtedness, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.
License Agreement means the cross-license agreement between the Company and Arbutus substantially in the form attached hereto as Exhibit A, to be entered into on the Closing Date pursuant to this Agreement.
Licensed IP means the LNP Proprietary Rights wholly-owned or co-owned by any person other than Arbutus or any of its Subsidiaries.
Licenses has the meaning ascribed to such term in Section 4.1(g).
Lien means any encumbrance or title defect of whatever kind or nature, regardless of form, whether or not registered or registerable and whether or not consensual or arising by law (statutory or otherwise), including any mortgage, lien, charge, pledge or security interest, whether fixed or floating, or any assignment, lease, option, right of pre-emption, privilege, encumbrance, easement, servitude, right of way, restrictive covenant or right of use.
LNP means lipid nanoparticle.
LNP Assets has the meaning ascribed to such term in Section 2.1(a).
LNP Business means the ownership, commercialization and development of the LNP Technology (including GalNac Technology) and the LNP Assets, but excluding such activities to the extent they relate to HBV or any therapy for HBV.
LNP Contracts has the meaning ascribed to such term in Section 2.1(a)(x).
LNP Domain Names has the meaning ascribed to such term in Section 2.1(a)(ii).
LNP Inventory has the meaning ascribed to such term in Section 2.1(a)(iii).
LNP Know How has the meaning ascribed to such term in Section 2.1(b)(iii).
LNP Proprietary Rights means all Proprietary Rights used (or held for use) in the course of conduct of the LNP Business, including all Proprietary Rights in or arising from any LNP Technology (including GalNAc Technology), all LNP Trademarks, LNP Trade Secrets, LNP Domain Names, Patents, and LNP Know How, but excluding all Excluded Licenses.
LNP Technology means, collectively, the Company’s proprietary nucleic acid delivery platform based upon LNP technology and GalNac Technology.
LNP Trademarks has the meaning ascribed to such term in Section 2.1(a)(i).
LNP Trade Secrets has the meaning ascribed to such term in Section 2.1(b)(ii).
Loss means, without duplication, (i) any and all Claims, judgments, awards, Liabilities, losses, costs or damages, including reasonable fees and expenses of attorneys, accountants and other professional advisors, whether involving a dispute solely between the parties hereto or otherwise, and

(ii) any losses or costs incurred in investigating, defending or settling any of claim, action or cause of action described in clause (i).
Master Service Agreement means the master service agreement between the Company and/or certain Subsidiaries of the Company and Arbutus pursuant to which the Company and/or certain Subsidiaries of the Company shall provide services substantially in the form attached hereto as Exhibit B, which shall be entered into on the Closing Date pursuant to this Agreement.
Material Adverse Effect means any event, circumstance, development, change or effect that is or would reasonably be expected to be materially adverse to the business, operations, condition (financial or otherwise), assets or Liabilities of the LNP Business, except to the extent that such event, circumstance, development, change or effect results from or is caused by: (i) worldwide, national or local conditions or circumstances whether they are economic, political, regulatory or otherwise, including war, armed hostilities, acts of terrorism, emergencies, crises and natural disasters, (ii) changes affecting the worldwide biopharmaceutical industry in general and which does not have a disproportionate effect the LNP Business or the LNP Assets as compared to other industry participants, (iii) the announcement of this Agreement and the transactions contemplated hereby, or (iv) any act or omission of Arbutus or its Subsidiaries taken with the prior consent or at the request of Roivant.
Mutually Agreed Appraiser has the meaning ascribed to such term in Section 7.10(c)(i).
NDA means a New Drug Application, as defined in the FD&C Act, and applicable regulations promulgated thereunder by the FDA, and all amendments and supplements thereto, including all documents, data and other information concerning a pharmaceutical product for gaining Regulatory Approval.
Order means any order, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Entity whether foreign or domestic.
Outside Date means September 30, 2018, or such later date as may be agreed to in writing by the Parties.
Parties means the Company, Arbutus and Roivant, and Party means any of them, as the context requires.
Patents means any patent (including any reissue, extension, substitution, confirmation, re-registrations, re-examination, revival, supplementary protection certificate, patents of addition, continuation, continuation-in-part, or divisional) or patent application (including any provisional application, non-provisional patent application, continuation, continuation-in-part, divisional, PCT international applications or national phase applications), in each case whether in the U.S. or any foreign country.
Patisiran means Alnylam Pharmaceuticals, Inc.’s (still investigational as of the effective date of this agreement) RNAi therapeutic targeting transthyretin (TTR) for the treatment of adults with hereditary transthyretin-mediated amyloidosis (hATTR amyloidosis). First regulatory approval of Patisiran is estimated by second half of 2018.
Patriot Act has the meaning ascribed to such term in Section 5.2(e)(i).
PCMLTFA has the meaning ascribed to such term in Section 5.2(e)(i).

Permitted Lien means: (a) mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business securing amounts not yet due and payable; (b) purchase money Liens and Liens securing rental payments under capital lease arrangements; and (c) in the case of tangible personal property or owned or leased real property, imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value of, or materially interfere with the present or presently contemplated use of, the property subject thereto or affected thereby.
person means any individual (whether acting as an executor, trustee administrator, legal representative or otherwise), corporation, firm, partnership, sole proprietorship, syndicate, joint venture, trustee, trust, unincorporated organization or association, and pronouns have a similar extended meaning.
Proprietary Rights means any intellectual property and the technology in any jurisdiction including; (i) all inventions·(whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents, (ii) all Trademarks and Domain Names; (iii) all works of authorship, copyrightable works, and copyrights, and all applications, registrations and renewals associated therewith (collectively, Copyrights); (iv) all proprietary or confidential information and trade-secrets, data, databases, collections of data (collectively, Trade Secrets) and Know-How, including research and development data, and information, including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, preclinical, clinical, manufacturing, physical, analytical, safety, quality assurance, quality control and other data, instructions, processes, formulae, expertise, information, reports or studies or Regulatory Materials; (v) all software; (vi) any copies and tangible embodiments of any of the foregoing (in whatever form or medium); (vii) all registrations, applications and renewals for any of the intellectual property and the technology referred to above; and (viii) all common law statutory and contractual rights to the intellectual property and the technology referred to above.
Regulation D means Regulation D promulgated under the U.S. Securities Act.
Regulatory Approval means all approvals, licenses, registrations or authorizations of Regulatory Authorities necessary for the manufacture, use, storage, import, export, distribution, promotion, marketing, and offer for sale of any compound or product in a territory. If governmental approval is required for a compound or product to be reimbursed by national health insurance (or its local equivalent), “Regulatory Approval” shall not be deemed to occurring until such pricing or reimbursement approval is obtained.
Regulatory Authority means any Governmental Entity whose review or approval is necessary for the manufacture, packaging, use, storage, import, export, distribution, promotion, marketing, offer for sale and sale of any compound or product. Where governmental approval is required for pricing or reimbursement for a compound or product to be reimbursed by national health insurance (or its local equivalent), “Regulatory Authority” shall also include any Governmental Entity whose review or approval or reimbursement is required.
Regulatory Materials means the U.S. and foreign regulatory applications, submissions and approvals (including all INDs, NDAs and foreign counterparts thereof, and all regulatory approvals) for any compound or product, and all correspondence with the FDA and other Governmental Entity relating to any compound or product or any of the foregoing regulatory applications, submissions and approvals and all clinical, regulatory and other data and information contained in the foregoing regulatory applications, submissions and approvals.

Roivant Fundamental Representations and Warranties means those representations and warranties of Roivant in Section 4.2(a) (Due Organization, Good Standing and Corporate Power), Section 4.2(b) (Authorization), Section 4.2(e) (Capitalization; No Subsidiaries), Section 4.2(h) (Brokers) and Section 4.2(l) (Title and Ownership).
Rules has the meaning ascribed to such term in Section 7.10(c)(i).
Securities Laws means, as applicable, the securities Laws, regulations, rules, rulings and Orders in Bermuda and in each of the provinces of Canada and the federal and state securities laws of the United States, all written instruments, rules, regulations and Orders and applicable policy statements having the force of law of the applicable securities regulatory authorities.
Services Agreements means (a) the services agreement among the Company and the Company Subsidiaries providing for the provision of services among the Company and the Company Subsidiaries and (ii) the services agreement among certain of Roivant’s Subsidiaries, the Company and the Company Subsidiaries providing for the provision of services by such Roivant Subsidiaries to the Company and the Company Subsidiaries, in each case, in a form to be mutually agreed upon by the Parties, which shall be entered into on the Closing Date pursuant to this Agreement.
Shareholders Agreement means the unanimous shareholders agreement among the Company, Arbutus and Roivant substantially in the form attached hereto as Exhibit C to be entered into on the Closing Date pursuant to this Agreement.
Sub-Lease means the sub-lease agreement between the Company and Arbutus in respect of the Burnaby Lease in a form to be mutually agreed upon by the Parties, which shall be entered into on the Closing Date pursuant to this Agreement.
Subscription Shares has the meaning ascribed to such term in the Recitals.
Subsidiary means, with respect to any person, (i) any corporation or similar person in which more than fifty percent (50%) of the stock of any class or classes that by the terms thereof have the ordinary voting power to elect a majority of the directors of such corporation (irrespective of the happening of any contingency) is owned by such person directly or indirectly through one or more Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other similar entity in which such person directly or indirectly through one or more Subsidiaries of such person has more than a fifty percent (50%) equity interest (it being understood that, for the avoidance of doubt, Arbutus shall not be deemed to be a Subsidiary of Roivant).
Tax and Taxes means any (i) federal, provincial, territorial, state, municipal, local, foreign or other taxes, imposts, rates, levies, assessments and other charges in the nature of a tax (and all interest and penalties thereon and additions thereto imposed by any Governmental Entity), including without limitation all income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, employment, payroll, social security, unemployment, disability, escheat, estimated or withholding taxes, and all customs and import duties, together with all interest, penalties and additions thereto imposed with respect to such amounts, in each case whether disputed or not; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group; and (iii) any liability for the payment of any amounts as a result of being party to any tax sharing agreement or arrangement or as a result of any obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or (ii).

Tax Returns means all returns, schedules, elections, declarations, reports, information returns, notices, forms, statements and other documents made, prepared or filed with any taxing authority or required to be made, prepared or filed with any taxing authority relating to Taxes, including any amendments, attachments and schedules with respect to any of the foregoing.
Third Party Claim has the meaning ascribed to such term in Section 7.7(a).
Trade Secrets has the meaning ascribed to such term in the definition of “Proprietary Rights”.
Trademarks means all trade names, logos, trademarks, trade dress, service marks, brand names, corporate trade and business names, certification marks, slogans, logos and other indicia of origin, whether registered or unregistered, and all related registrations and applications for the same (including all translations, adoptions, derivations, and combinations of the foregoing) and all goodwill of the business connected with the use of and symbolized by the foregoing.
Transfer Taxes has the meaning ascribed to such term in Section 9.4.
Transferred Employee means the employees of Genevant Canada listed on Appendix B.
Transition Services Agreement means the transition services agreement between the Company and Arbutus pursuant to which the Company and Arbutus shall provide certain services specified therein to one another, including services to be provided by Arbutus to the Company that are reasonably requested by the Company and that are reasonably necessary for the conduct of the LNP Business in the ordinary course or to effect an orderly and timely transition of the LNP Business from Arbutus to the Company and/or the Company Subsidiaries, which shall include those services set forth on Appendix C attached hereto, in a form to be mutually agreed upon by the Parties, which shall be entered into on the Closing Date pursuant to this Agreement.
United States means the United States of America, its territories and possessions, any State of the United States and the District of Columbia.
U.S. Securities Act means the United States Securities Act of 1933, as amended.

1.2    Construction
As used in this Agreement, (a) each term defined in this Agreement has the meaning assigned to it, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) as the context may require, words in the singular include the plural and words in the plural include the singular, (d) as the context may require, words in the masculine or neuter gender include the masculine, feminine and neuter genders, (e) except as the context may require, all references to Schedules, Appendices or Exhibits refer to Schedules, Appendices or Exhibits delivered herewith or attached hereto (each of which is deemed to be a part of this Agreement), (f) all references to Sections or Articles refer to Sections or Articles of this Agreement, (g) all references to “$” or “dollars” refer to U.S. dollars, (h) whenever this Agreement refers to a number of days, that number shall refer to calendar days unless Business Days are specified and whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then, unless otherwise indicated herein, that action may be validly taken on or by the next day that is a Business Day, and (i) the terms “herein”, “hereunder”, “hereby”, “hereto” and “hereof” and terms of similar import refer to this Agreement in its entirety, and not to any particular Article, Section, paragraph or subparagraph. No provision of this Agreement will be construed in favor of, or against, any of the Parties by reason of the extent to which such Party or its counsel participated in its drafting or by reason of the extent to which this Agreement or any provision hereof is inconsistent with any prior draft hereof or thereof.

ARTICLE 2	- CONTRIBUTION AND SHARE SUBSCRIPTION

2.1    Contribution of Assets and Assumption of Liabilities by Arbutus
(a)On the terms and subject to the conditions set forth in this Agreement, Arbutus hereby agrees and commits, subject only to the satisfaction or written waiver by Arbutus of the conditions precedent set forth in Section 3.2 and Section 3.4, to sell, assign, transfer, convey, contribute and deliver to the Company, and the Company hereby agrees and commits to accept and receive, all of Arbutus’ right, title and interests in and to the following assets (collectively, the LNP Assets), in each case, free and clear of all Liens (except for Permitted Liens):

(i)	all Trademarks used (or held for use) in the course of conduct of the LNP Business, including those set forth on Section 2.1(a)(i) of Appendix D (LNP Trademarks);

(ii)	all Domain Names used (or held for use) in the course of conduct of the LNP Business, including those set forth on Section 2.1(a)(ii) of Appendix D (LNP Domain Names);

(iii)
all finished goods and works-in-process, all drug substances, clinical samples, specimens, all raw materials, including active pharmaceutical ingredients in bulk form, primarily used (or primarily held for use) in the development of nucleic acid LNP Technology and GalNAc Technology not specific to HBV or any therapy for HBV, all manufacturing records and all packaging, in each case, in the possession or control of Arbutus or any of its Affiliates and related to such items as of immediately prior to the Closing (collectively, LNP Inventory);

(iv)	all equipment listed in Section 2.1(a)(iv) of Appendix D;

(v)	all product candidates of the LNP Business, other than HBV product candidates;

(vi)	all office furniture, laptop computers and desktop computers and related personal property used by the Transferred Employees;

(vii)	all research records and lab notes and other similar documentation created or used by the Transferred Employees with respect to the LNP Business;

(viii)	all financial, operational, accounting and Tax data and records of the LNP Business;

(ix)	all employment records of the Transferred Employees;

(x)	all Contracts set forth on Section 2.1(a)(x) of Appendix D (collectively, LNP Contracts);

(xi)	the right under the Gritstone License Agreement to receive the portion of the Gritstone Revenue equal to the Gritstone Company Revenue;

(xii)	the Genevant Shares; and

(xiii)	any claims, counterclaims, remedies, rights, consideration or any other similar right relating to the LNP Assets.

(b)The Company shall not acquire pursuant hereto any assets or rights of any kind or nature, real or personal, tangible or intangible, other than as specifically set forth herein, subject in each case to the conditions and rights set forth herein, and Arbutus and its Affiliates shall retain all other assets of Arbutus or its Subsidiaries that are not LNP Assets (collectively, the Excluded Assets), including, without limitation, the following:

(i)	all Patents;

(ii)	all Trade Secrets that are used (or held for use) in the course of conduct of the
LNP Business (including the manufacture or use thereof) (LNP Trade Secrets);

(iii)	all Regulatory Materials, Clinical Data and Know-How used (or held for use) in the conduct of the LNP Business (LNP Know How);

(iv)	the licenses set forth on Section 2.1(b)(iv) of Appendix E (collectively, Excluded Licenses);

(v)	all cash and cash equivalents;

(vi)
copies of all documents and records containing LNP Trade Secrets, Regulatory Materials, Clinical Data, Know-How, research records, lab notes, financial and employment data and any other data or other documentation included in the LNP Assets to the extent (A) Arbutus or its Subsidiaries are required to retain such copies under applicable Law or (B) such copies are required in connection with the operation and conduct of Arbutus’ business other than the LNP Business;

(vii)	all rights of Arbutus under this Agreement and the Ancillary Agreements;

(viii)
any refund, claim, offset or other right of Arbutus with respect to any Tax arising or resulting from or in connection with the ownership or operation of the LNP Assets attributable to any Tax period ending on or prior to the Closing Date, or, in the case of any Tax period which includes but does not end on the Closing Date, the portion of such period up to and including the Closing Date;

(ix)	all rights, including all rights to receive royalties, of Arbutus and its Subsidiaries relating to Patisiran; and

(x)
all finished goods and works-in-process, all drug substances, clinical samples, specimens, all raw materials, including active pharmaceutical ingredients in bulk form, primarily used (or primarily held for use) in the development of HBV products, including those HBV products using LNP Technology and GalNac Technology and related to HBV or any therapy for HBV, all manufacturing records and all packaging, in each case, in the possession or control of Arbutus or any of its Affiliates and related to such items as of immediately prior to the Closing;

(xi)	any claims, counterclaims, remedies, rights, consideration or any other similar right relating to Excluded Liabilities or Excluded Assets.

(c)Subject to the terms and conditions hereof, as of the Closing Date, the Company shall assume, satisfy, perform, pay, discharge and be liable for the following Liabilities (collectively, the Assumed Liabilities):

(i)	any and all Liabilities to the extent arising out of the LNP Assets or the prosecution, ownership, operation, maintenance, sale, lease or use of the LNP Assets after the Closing Date;

(ii)
all Liabilities under all other LNP Contracts, and compliance with all post-Closing obligations thereunder; provided, however, that neither the Company nor its Subsidiaries shall assume and neither shall have any obligation to perform, discharge or pay any Liabilities to the extent that such Liabilities arise from any breach of or default under any provision of any of such LNP Contracts prior to the Closing by Arbutus or its Affiliates;

(iii)	the technology development obligations of Arbutus pursuant to the Contracts set forth on Section 2.1(c)(iii) of Appendix F; and

(iv)	all Liabilities arising from the Inter Partes Review described on Section 2.1(c)(iv) of Appendix F.

(d)The Company shall not assume, or cause to be assumed, or be deemed to have assumed or be liable or responsible for, and Arbutus shall retain, all Liabilities other than the Assumed Liabilities (such retained Liabilities, the Excluded Liabilities), including the following:

(i)	all Liabilities arising out of or relating to the prosecution, ownership, operation, maintenance, sale, lease or use of the LNP Assets prior to, or as a result of, the Closing;

(ii)	all Liabilities under the LNP Contracts that arise from any breach of or default under any provision of any of such LNP Contracts prior to or as a result of the Closing by Arbutus or its Affiliates;

(iii)
except for the Company’s share of any Transfer Taxes pursuant to Section 9.4, all Taxes of Arbutus for any period and all Taxes attributable to the LNP Business and the LNP Assets in respect of all Tax periods ending on or before the Closing Date or, in the case of any Tax period which includes but does not end on the Closing Date, the portion of such period up to and including the Closing Date;

(iv)	all Liabilities relating to Arbutus’ employment prior to the Closing Date of the employees, former employees or independent contractors of the LNP Business, including all Transferred Employees;

(v)	all Liabilities arising out of, relating to, or otherwise in respect of, the Excluded Assets or any indebtedness of Arbutus or its Affiliates; and

(vi)
any and all Liabilities of Arbutus for change-of-control, severance or similar payments, which are payable to the Transferred Employees as a result of or in connection with the transactions contemplated by this Agreement shall be deemed to be Excluded Liabilities for purposes of this Agreement.

(e)The Company shall prepare an allocation of the Subscription Price and the Assumed Liabilities among the LNP Assets and the Employment Contract (the Allocation Schedule), which the Company shall deliver to Arbutus and Roivant within sixty (60) days following the Closing. Each of Arbutus and Roivant may notify the Company of any disagreement it may have with any aspect of the Allocation Schedule within thirty (30) days of receipt of the Allocation Schedule, in which case the Parties shall work together in good faith to resolve any such disagreement within thirty (30) days of the date that is the later of the date on which Arbutus or Roivant, as applicable, timely notifies the Company of any disagreement. None of the Parties shall take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with such allocation except as may be adjusted by subsequent agreement following an audit by the Internal Revenue Service (or by an applicable state or local taxing authority) or by court decision but only as may be adjusted following a “determination” (as such term is defined in Section 1313 of the Code). In the event that the Allocation Schedule (as finally determined pursuant to this Section 2.1(e)) is disputed by any taxing authority, the Party receiving notice of such dispute shall promptly notify the other Party concerning the existence of such dispute and the Parties will consult in good faith as to how to resolve such dispute in a manner consistent with such allocation.

(f)If any of the LNP Assets or the Employment Contract to be assigned hereunder cannot be effectively assigned to the Company without the authorization, approval, consent or waiver by or of a third party and such consent has not been obtained on or prior to the Closing Date, the assignment and transfer thereof shall not become effective until such consent has been obtained, following the Closing, the Parties shall have a continuing obligation to use their reasonable best efforts to cooperate with each other and to obtain promptly all such authorizations, approvals, consents or waivers; provided, that none of Arbutus, Roivant or any of their respective Affiliates shall be required to commence any litigation or offer or grant any material accommodation (financial or otherwise) to any third party to obtain such authorizations, approvals, consents or waivers. Upon obtaining the requisite authorization, approval, consent or waiver, Arbutus or Roivant, as the case may be, shall promptly convey, transfer, assign and deliver, or cause to be conveyed, transferred, assigned and delivered, such LNP Asset or Employment Contract, as the case may be, to the Company hereunder. Pending, or in the absence of, such authorization, approval, consent or waiver, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to the Company the economic claims, rights and benefits and Liabilities of use of such LNP Assets or the Employment Contract, as the case may be, and Arbutus or Roivant, as applicable, shall continue to perform under or comply with any LNP Contract or License included in the LNP Assets or the Employment Contract, as the case may be, upon the direction of the Company.

(g)If, within twenty-four (24) months following the Closing, the Company reasonably determines that the Excluded Assets include any assets reasonably necessary in order for the Company to operate the LNP Business, Arbutus shall or shall cause its applicable Subsidiary to, and the Parties shall negotiate in good faith to, make such assets available to the Company or its Subsidiaries (through an assignment, license or otherwise) as promptly as reasonably practicable at Arbutus’ sole cost and expense, and at no additional cost to the Company.

(h)If at any time following the Closing, Arbutus receives, or comes into possession of, any of the LNP Assets or any receipts, proceeds, checks, securities or other property of any kind comprising, arising out of or derived from the LNP Assets, Arbutus shall immediately deliver it to the Company, with such endorsements, transfers or assignments as may be necessary or useful to ensure that the Company receives the immediate and full benefit thereof. If at any time following the Closing, the Company receives, or comes into possession of, any of the Excluded Assets or any receipts, proceeds, checks, securities or other property of any kind comprising, arising out of or derived from the Excluded Assets, the Company shall immediately deliver it to Arbutus, with such endorsements, transfers or assignments as may be necessary or useful to ensure that Arbutus receives the immediate and full benefit thereof.

2.2    Payment of Subscription Price and Contribution of Assets by Roivant.

(a)    Roivant hereby agrees and commits, subject only to the satisfaction or written waiver by Roivant of the conditions precedent set forth in Section 3.2 and Section 3.3, to (i) pay the Subscription Price in accordance with Section 2.2(b) and (ii) assign, transfer, convey, contribute and deliver to the Company, and the Company hereby agrees and commits to accept and receive, all of Roivant’s right, title and interests in and to the Employment Contract free and clear of all Liens (except for Permitted Liens), in full consideration for the Subscription Shares at the Closing.

(b)    The Subscription Price shall be paid by Roivant at the Closing by a direct funds transfer or a wire transfer to the Company arranged with the Company in advance.

2.3    Subscription for Common Shares

(a)    At the Closing, the Subscription Shares will be issued and registered in the name of Roivant without registration of the Subscription Shares under the U.S. Securities Act or qualified by prospectus under any Securities Law.

(b)    At the Closing, the Contribution Shares will be issued by the Company and registered in the name of Arbutus without registration of the Contribution Shares under the U.S. Securities Act or qualified by prospectus under any Securities Law.

ARTICLE 3 - CLOSING

3.1    Closing
Subject to the satisfaction or waiver of all of the conditions set forth in Section 3.2, Section 3.3 and Section 3.4, the transactions contemplated hereby will be completed (the Closing) at the offices of the Arbutus’ counsel, Orrick, Herrington & Sutcliffe LLP, in New York, New York at 9:30 a.m. (New York time) (the Closing Time) within two (2) Business Days of the performance and satisfaction or waiver of the terms and conditions contained in Section 3.2, Section 3.3 and Section 3.4 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) (the date of such closing, the Closing Date), or such other place, date or time as the Parties may agree. If, prior to or at the Closing Time, the terms and conditions contained in Section 3.2, Section 3.3 and Section 3.4 of this Agreement have been complied with to the satisfaction of or waiver by, Arbutus and/or Roivant, as the case may be:

(a)Arbutus shall deliver to Roivant at the Closing Time (i) an executed counterpart to the Bills of Sale and Assignment and Assumption Agreements duly executed by Arbutus; (ii) executed counterparts to the Ancillary Agreements to which Arbutus is a party duly executed by Arbutus; (iii) certificates representing the Genevant Shares, duly endorsed in blank, or accompanied by either stock powers duly executed in blank by Arbutus or such other instruments of transfer as are reasonably acceptable to Roivant, (iv) a certificate in form and substance acceptable to Roivant, dated as of the Closing Date and signed by the Chief Executive Officer and the Chief Financial Officer of Arbutus, in each case, certifying for and on behalf of Arbutus, as the case may be, and not in their personal capacities, that the conditions set forth in Section 3.3(a) and Section 3.3(b) have been satisfied; and (v) such other documentation as may be required pursuant to this Agreement; and

(b)Roivant shall (i) pay the Subscription Price by wire transfer of immediately available funds to the Company at the Closing Time and (ii) deliver to the Company at the Closing Time (A) an executed counterpart to the Bills of Sale and Assignment and Assumption Agreements duly executed by the Company; (B) executed counterparts to the Ancillary Agreements to which Roivant or the Company or any Company Subsidiary is a party duly executed by the Company and/or the Company Subsidiaries, as applicable; (C) a certificate in form and substance acceptable to Arbutus, dated as of the Closing Date and signed by a duly authorized officer of Roivant, in each case certifying for and on behalf of Roivant, as the case may be, and not in their personal capacities, that the conditions set forth in Section 3.4(a) and Section 3.4(b) have been satisfied; and (D) such other documentation as may be required pursuant to this Agreement.

3.2    Mutual Conditions to Closing
The respective obligations of Roivant, the Company and Arbutus to consummate and cause the consummation of the transactions contemplated by this Agreement are subject to the satisfaction or waiver in writing by Roivant and Arbutus at or before the Closing Date of each of the following conditions:
(a)    no Law or Order (that has not been vacated, withdrawn or overturned) shall have been issued, enacted, entered, promulgated or enforced having the effect of restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(b)    the (i) sale of the Subscription Shares and the Contribution Shares by the Company shall be exempt from the requirements as to the filing of a prospectus and as to the preparation of an offering memorandum or similar document contained in any applicable Securities Laws or upon the issuance of such Orders, consents or approvals as may be required to permit such sale without the requirement of filing a prospectus or delivering an offering memorandum or similar document and (ii) offer and sale of the Subscription Shares and Contribution Shares shall be exempt from the registration requirements of the U.S. Securities Act and applicable Securities Laws; and

(c)all consents, waivers, permits, orders or approvals from third parties or Governmental Entities listed on Appendix G shall have expired, been terminated, been made or been obtained.

3.3    Roivant’s and the Company’s Conditions to Closing
The obligations of Roivant and the Company to consummate and cause the consummation of the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Roivant on or prior to the Closing Date of the following further conditions:

(a)        all covenants, agreements and conditions contained in this Agreement to be performed by Arbutus and its Subsidiaries on or prior to the Closing Date shall have been performed or complied with in all material respects;

(b)        the Arbutus Fundamental Representations and Warranties shall be true and correct in all respects at the Closing Time, with the force and effect as if made on and as at such Closing Time, and all other representations and warranties of Arbutus contained in this Agreement and in any certificates of Arbutus delivered pursuant to or in connection with this Agreement shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect” or similar qualifiers contained in any of such representations and warranties) in all respects at the Closing Time, with the force and effect as if made on and as at such Closing Time, except for such representations and warranties which are in respect of a specific date in which case such representations and warranties shall be true and correct, in all material respects (or, if qualified by materiality, in all respects), as of such date, except for such failures to be true and correct that do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(c)        Arbutus shall have delivered or caused to be delivered to Roivant the items set forth in Section 3.1(a).

3.4    Arbutus’ Conditions to Closing
The obligations of Arbutus and the Company to consummate and cause the consummation of the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Arbutus on or prior to the Closing Date of the following further conditions:

(a)    all covenants, agreements and conditions contained in this Agreement to be performed by Roivant on or prior to the Closing Date shall have been performed or complied with in all material respects;

(b)    the Roivant Fundamental Representations and Warranties shall be true and correct in all respects at the Closing Time, with the force and effect as if made on and as at such Closing Time, and all other representations and warranties of Roivant contained in this Agreement and in any certificates of Roivant delivered pursuant to or in connection with this Agreement shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “material adverse effect” or similar qualifiers contained in any of such representations and warranties) in all respects at the Closing Time, with the force and effect as if made on and as at such Closing Time, except for such representations and warranties which are in respect of a specific date in which case such representations and warranties shall be true and correct, in all material respects (or, if qualified by materiality, in all respects), as of such date, except for such failures to be true and correct that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company or Roivant to consummate the transactions contemplated by this Agreement; and

(c)    Roivant shall have paid or delivered or caused to be paid or delivered to Arbutus the items set forth in Section 3.1(b).

ARTICLE 4- REPRESENTATIONS AND WARRANTIES

4.1    Representations and Warranties of Arbutus
Except as set forth in the disclosure letter delivered by Arbutus to Roivant (the Disclosure Schedule) concurrently with the execution of this Agreement, Arbutus hereby represents and warrants to each of the Company and Roivant as follows, with effect as of the date hereof and as of the Closing Time:

(a)Due Organization, Good Standing and Corporate Power. Arbutus is duly organized and validly existing under the Laws of British Columbia and Arbutus is in good standing with the corporate governmental authorities of such jurisdiction with respect to the filing of annual returns and such other filings as are necessary to maintain its corporate existence and that Arbutus has full corporate power to conduct its business as such business is now being conducted and is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed and in good standing would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(b)Authorization. Arbutus has the requisite power and authority to enter into and perform its obligations under the Agreement in accordance with the terms hereof, and the execution and delivery of this Agreement and the performance by Arbutus of its obligations hereunder and the transactions contemplated hereby have been duly authorized by all necessary corporate action of Arbutus and this Agreement has been duly executed and delivered by Arbutus and constitutes a valid and binding obligation of Arbutus, enforceable against Arbutus in accordance with its terms, provided that enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c)Noncontravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement will not (i) conflict with any term or provision of the organizational documents or by-laws (or comparable documents) of Arbutus, as amended to the date of this Agreement, (ii) contravene any Securities Laws or any other Laws or Orders applicable to Arbutus that are currently in effect or (iii) conflict in any material respect with, result in a material breach of or default under (with or without notice or lapse of time, or both) give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Arbutus under, any Contract to which Arbutus is a party or by which Arbutus or any of its assets is bound or subject. The consummation of the transactions contemplated by this Agreement will not result in any impairment on the rights of the Company to use the LNP Assets on the same economic terms as they were used by Arbutus prior to the Closing.

(d)Consents. The execution and delivery of this Agreement and the fulfillment of the transactions contemplated hereby do not, and will not, require the consent, approval, authorization, registration, filing or qualification of or with any Governmental Entity or other third party by Arbutus.

(e)Title and Ownership of Genevant Shares. The Genevant Shares have been duly authorized and validly issued and are fully paid and non-assessable shares of Genevant Canada, and Arbutus owns the Genevant Shares free and clear of any Liens, rights of first refusal or any kind of transfer restrictions other than as required by applicable Securities Laws. No person now has any agreement or option or right or privilege (whether at Law, pre-emptive or contractual) capable of becoming an agreement for the purchase, subscription or issuance of, or conversion into, any unissued shares, securities, warrants or convertible obligations of any nature of Genevant Canada. All of the issued and outstanding capital stock of Genevant Canada is owned directly by Arbutus free and clear of any Liens of any kind. Genevant Canada was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not owned any assets or engaged in any business activities or conducted any operations, and has not incurred any Liabilities other than in connection with such transactions.

(f)Title and Ownership. Arbutus has the absolute legal and beneficial ownership of and has good and marketable title to, or in the case of leased assets, a valid leasehold interest in, the LNP Assets (other than all Proprietary Rights included in the LNP Assets, which are owned or licensed by Arbutus as described in Section 4.1(k) of this Agreement), free and clear of all Liens (except for Permitted Liens). Assuming all required consents of Third Parties set forth on Section 4.1(c)(iii) or Section 4.1(d) of the Disclosure Schedule have been obtained and except for (i) any employees providing services to the LNP Business, other than the Transferred Employees, (ii) the Excluded Assets (including the LNP Propriety Rights, which will be licensed to the Company pursuant to the License Agreement), and (iii) any services made available to the Company and its Affiliates pursuant to the Transition Services Agreement and the

Sub-Lease, the sale and transfer of the LNP Assets will constitute a conveyance to the Company, free and clear of all Liens, other than Permitted Liens, of all assets, properties, interests and rights (including real property and tangible and intangible personal property) owned , used or held for use in the conduct of the LNP Business as conducted on the Closing Date.

(g)Licenses. All licenses, registrations, qualifications, permits and consents issued by any Governmental Entity held by Arbutus in connection with the LNP Business that are included in the LNP Assets (collectively, the Licenses) are valid and subsisting and in good standing in all material respects, and Arbutus is in material compliance with all terms of such Licenses and has not received a notice of non-compliance with any such Licenses.

(h)Litigation. There are no actions, suits, proceedings, inquiries or, to Arbutus’ knowledge, investigations existing, or, to Arbutus’ knowledge, pending or threatened against Arbutus or the LNP Business, the LNP Assets or the Assumed Liabilities, at Law or equity, or before or by any court, federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, either separately or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the LNP Business, the LNP Assets or the Assumed Liabilities.

(i)Compliance with Laws. Arbutus and its Subsidiaries are not currently conducting and have not, for the past three (3) years, conducted the LNP Business in material violation of any Law or Order applicable to the LNP Business, the LNP Assets or the Assumed Liabilities. In the past three (3) years, neither Arbutus nor any of its Subsidiaries has received any written notice that any violation of the foregoing is being or may be alleged.

(j)LNP Contracts. Neither Arbutus nor any its Subsidiaries, nor, to the knowledge of Arbutus, any other person, is in default in the observance or performance of any material term, covenant or obligation to be performed by Arbutus or any of its Subsidiaries or such other person, as applicable, under any LNP Contract, and all such LNP Contracts are in full force and effect and are legal, valid and binding obligations of Arbutus or one or more of its Subsidiaries and each of the other parties thereto, enforceable in accordance with the terms thereof, except to the extent that its enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), and no event, circumstance, development, change or effect has occurred which with notice or lapse of time or both would constitute such a default thereunder by Arbutus or any of its Subsidiaries or any other party. Arbutus is not a party to or bound by any non-competition agreement or any other agreement, obligation or Order that purports to (i) limit the manner or the localities in which all or any material portion of the LNP Business is conducted, or (ii) restrict any acquisition or disposition of any of the LNP Assets in any material respect after giving effect to this Agreement.

(k)Intellectual Property.

(i)
Section 4.1(k)(i) of the Disclosure Schedule sets forth a true and complete list of all Patents, Trademarks, Copyrights and Licensed IP that are used (or held for use) in the LNP Business and all of the foregoing (as well as any other Proprietary Rights used (or held for use) in the LNP Business that are not LNP Assets) will, as of the Closing, will be licensed to the Company pursuant to the License Agreement. To Arbutus’ knowledge, all Company IP is valid, enforceable, and subsisting. Arbutus owns and possesses, and the Company will immediately after the Closing Time own and possess (or otherwise have the right to use (or hold for use) or exploit pursuant to the License Agreement) all LNP Proprietary Rights as such LNP Proprietary Rights are used (or held for use) and exploited prior to the Closing Time in the LNP Business, in each case, to the same extent and in the same manner as Arbutus would have had had the transactions contemplated by this Agreement and the Ancillary Agreements not occurred, and without the payment of any additional consideration as a result thereof (except as set forth in the License Agreement), and without the necessity of any Third Party consent as a result thereof.

(ii)
Arbutus is the sole legal and beneficial owner of, has good and marketable title to, and exclusively owns and possesses all right, title and interest in and to all the Company IP free and clear of all Liens (except for Permitted Liens). Arbutus has not assigned, licensed or otherwise conveyed any rights or immunities in, to, or under any Proprietary Rights that would otherwise constitute Company IP to any third party.

(iii)
Section 4.1(k)(iii) of the Disclosure Schedule contains a true and complete list of all Licensed IP licensed to Arbutus. Arbutus has the right to use and exploit the Licensed IP as such Licensed IP is used in the conduct of the LNP Business as of the Closing Time, and each Contract with respect to the Licensed IP is valid and subsisting and in good standing and there is no default thereunder by Arbutus or, to Arbutus’ knowledge, by any licensor.

(iv)
The LNP Proprietary Rights are in full force and effect and have not been used, enforced or not enforced in a manner that would result in their abandonment, cancellation or unenforceability. There is no action, proceeding, investigation, or claim pending or that has been asserted in writing against Arbutus or, to Arbutus’ knowledge, threatened against Arbutus alleging adverse ownership, invalidity or other opposition to, or any conflict with, any of the LNP Proprietary Rights. To Arbutus’ knowledge, Arbutus’ use of the LNP Technology and LNP Proprietary Rights, and the conduct of the LNP Business, as currently conducted, do not and have not infringed, misappropriated, or otherwise violated any Proprietary Rights of any third party.

(v)
To Arbutus’ knowledge, Arbutus has not received in the past three (3) years any notice or claim (whether written, oral or otherwise and including invitations to license) challenging Arbutus’ ownership of or right to use or the validity or enforceability of any LNP Proprietary Rights or claiming that any other person has any claim of legal or beneficial ownership or other claim or interest with respect thereto and to Arbutus’ knowledge, there is no reasonable basis for any claim.

(vi)
No consent of any person is necessary to make, use, reproduce, license, sell, modify, update, enhance or otherwise exploit any Company IP and none of the Company IP comprises an improvement to any Licensed IP that would give any person any rights to the Company IP, including, without limitation, rights to license the Company IP.

(vii)	Arbutus has used commercially reasonably efforts (including measures to protect secrecy and confidentiality, where appropriate) to protect its trade secrets and other LNP Proprietary Rights and confidential information. Without limiting the generality of the foregoing, to the extent that any of the Company IP is licensed or disclosed to a third party or any third party has access to such the Company IP (including but not limited to any employee, officer, shareholder, consultant, systems-integrator, distributor or other customer of the Company), Arbutus has entered into a valid and enforceable written agreement which contains terms and conditions prohibiting the unauthorized use, disclosure, reverse engineering or transfer of such the Company IP by such third party. All such agreements are in full force and effect and no such third party, to Arbutus’ knowledge, is in default of its obligations thereunder.

(viii)
Arbutus is not a party to any options, licenses, agreements, claims, encumbrances or shared ownership interest of any kind relating to LNP Proprietary Rights, nor is Arbutus bound by or a party to any options, leases or agreements of any kind with respect to the Proprietary Rights of any other person.

(ix)
To Arbutus’ knowledge, Arbutus has obtained and possess valid licenses to use all of the software programs provided to its employees for their use in connection with the Arbutus Proprietary Rights and present on the computer and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with Arbutus’ business.

(x)
To Arbutus’ knowledge, it will not be necessary to use any inventions of any of its employees or consultants made prior to their employment by Arbutus and there are no inventions of any employees or consultants who are not Transferred Employees that are used in the LNP Business, but which have not been assigned to the Company pursuant to this Agreement.

(xi)
To Arbutus’ knowledge, Arbutus has not used any open source, copyleft or community source code in a manner that would require (or purport to require) the distribution or disclosure of the source code of proprietary software of Arbutus.

(xii)	The representations and warranties in this Section 4.1(k) are the sole and exclusive representations and warranties of Arbutus concerning Company IP and Licensed IP.

(l)Leased Real Property. The Burnaby Lease is valid and binding and has not been terminated or repudiated by any party thereto. True and complete copies, including all amendments thereto, of the Burnaby Lease have been delivered or made available to Roivant. Arbutus or one of its Subsidiaries has been in peaceable possession since the commencement of the original term of the Burnaby Lease and neither Arbutus nor any of its Subsidiaries is in default thereunder and there exists no default or event, occurrence, condition or act (including the transactions contemplated by this Agreement) in respect of or on the part of Arbutus or any of its Subsidiaries which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default under the Burnaby Lease, other than any such default or event of default which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(m)Benefits; Labor.

(i)	Except for employment relationships and compensation, benefits, travel advances and employee loans in the ordinary course of business to any officer, director or employee of Arbutus or any of its Subsidiaries, to the knowledge of Arbutus, there is no Contract relating to the LNP Business, the LNP Assets or the Assumed Liabilities between (A) Arbutus or any of its Subsidiaries on the one hand and (B) officer, member, partner or director of Arbutus or any of its Subsidiaries on the other hand. To the knowledge of Arbutus, none of the persons referred to in the immediately preceding clauses (A) or (B) or any family member of the foregoing persons possesses, directly or indirectly, any financial interest in or is a director, officer, manager or employee of any person which is a client, supplier, customer, lessor, lessee, financial source or competitor of potential competitor of Arbutus or its Affiliates in respect of the LNP Business or has any other commercial or business relationship with Arbutus or its Affiliates in respect of the LNP Business. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended, of one percent (1%) or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 4.1(m)(i).

(ii)
With respect to each Employee Benefit Plan: (A) each Employee Benefit Plan has been established, registered and maintained in compliance with its terms and the requirements of all applicable Laws (including relevant tax authorities where such registration is required to qualify for tax exemption or other beneficial tax status), except for any noncompliance that does not and would not result, individually or in the aggregate, in a material Liability of Arbutus or its Subsidiaries, and all material employer and employee obligations including contributions and payments required to be made under any Employee Benefit Plan or related agreement have been made in a timely fashion or has been reflected on the most recent balance sheet filed prior to the date hereof or accrued in the accounting records of Arbutus and its Subsidiaries; (B) there are no unfunded obligations of Arbutus or any of its Subsidiaries under any Employee Benefit Plan; and (C) neither Arbutus nor its Subsidiaries have received any order or notice under applicable Laws that require or propose to require Arbutus or its Subsidiaries to take (or refrain from taking) any action in respect of an Employee Benefit Plan and no event has occurred and no circumstance exists that could reasonably result in any Employee Benefit Plan being ordered or required to be terminated or wound up in whole or in part, having its registration revoked, or having to pay any taxes or penalties. Neither Arbutus nor any Subsidiary of Arbutus maintains, sponsors contributes to, has any liability or has ever maintained, sponsored or contributed or had any liability with respect to any defined benefit pension plan.

(iii)
Neither Arbutus nor any of its Subsidiaries is a party to, bound by, negotiating or required to negotiate any collective bargaining agreement or other agreement with a labor union or other labor organization in connection with the Transferred Employees. No Transferred Employees are represented by any labor union or other labor organization. There are no activities or proceedings of any labor union or other labor organization to organize any Transferred Employees and no demand for recognition or certification as the exclusive bargaining representative of any Transferred Employees has been made by or on behalf of any labor union or other labor organization. There are no pending or, to the knowledge of Arbutus, threatened, and, in the three year period prior to the date hereof, there have been no, strikes, lockouts, union organization activities (including, but not limited to, union organization campaigns or requests for representation), pickets, slowdowns, stoppages, material grievances or collective labor disputes or similar activity in respect of the LNP Business that may, individually or in the aggregate, interfere in any material respect with the LNP Business. Arbutus and each of its Subsidiaries are not engaged in and, in the three year period prior to the date hereof, have not engaged in any unfair labor practice in connection with the LNP Business that has resulted or could reasonably be expected to result, individually or in the aggregate, in any material liability to Arbutus or any of its Subsidiaries.

(iv)
In the conduct of the LNP Business, Arbutus and each of its Subsidiaries is, and, in the three years prior to the date hereof has been, in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, immigration, affirmative action, employee and data privacy, plant closings, and wages and hours. There is no pending or, to the knowledge of Arbutus, threatened charge, complaint, arbitration, audit or investigation brought by or on behalf of, or otherwise involving, any current or former employee, any person alleged to be a current or former employee, any applicant for employment, or any class of the foregoing, in each case, to the extent such employee was engaged in or an applicant for a position in the LNP Business or any Governmental Entity, that involve the labor or employment relations and practices of Arbutus or any of its Subsidiaries in conducting the LNP Business that could reasonably be expected to result, individually or in the aggregate, in any material Liability to the Company or any of its Subsidiaries.

(v)
None of the execution and delivery of this Agreement, the approval of this Agreement or the consummation of the transactions contemplated hereby could, either alone or in combination with another event, (A) entitle any Transferred Employee to severance pay or any material increase in severance pay, (B) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such Transferred Employee, (C) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Employee Benefit Plan, (D) otherwise give rise to any material liability under any Employee Benefit Plan, (E) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Employee Benefit Plan on or following the Closing, (F) require a “gross-up,” indemnification for, or payment to any Transferred Employee for any taxes imposed, or (G) result in the payment to any Transferred Employee of any amount that could, individually or in combination with any other such payment, constitute (if the Code were to apply) an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(n)Tax Matters.

(i)
Arbutus has timely filed (after giving effect to any valid extensions of time in which to make such filing) all income and other material Tax Returns required to have been filed and has paid all Taxes shown as due on such Tax Returns, and such Tax Returns are true, complete and correct in all respects, in each case with respect to the LNP Assets and the LNP Business.

(ii)	Arbutus has timely paid all material Taxes (whether or not shown or required to be shown on any Tax Return) due and payable with respect to the LNP Assets and the LNP Business.

(iii)
Arbutus has withheld and timely paid all material Taxes required to have been withheld and paid by it (including all sales, use, value added, goods and services, and similar Taxes required to be collected) with respect to the LNP Assets and the LNP Business, and all such payments have been properly reported to Governmental Entities in accordance with applicable Law.

(iv)
In each case, with respect to the LNP Assets or the LNP Business, no Tax audits or judicial proceedings are being conducted, pending, or threatened in writing, and no written Claim has been asserted by any Governmental Entity for any material amount of Taxes that has not been paid in full, abated or adequately provided for in the financial records of LNP Business.

(v)
Arbutus has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, (A) with respect to the LNP Assets or the LNP Business and (B) which has not expired.

(vi)	There are no Liens on any of the LNP Assets or the LNP Business that arose in connection with any failure (or alleged failure) to pay any Tax.

(vii)
Arbutus is not a party to or bound by any obligation under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement of any kind with respect to the LNP Assets or the LNP Business.

(viii)
No Claim for assessment or collection of Taxes related to the LNP Assets or the LNP Business has been or is presently being asserted or is otherwise outstanding against Arbutus and there is no Claim by any taxing authority pending or threatened against Arbutus related to the LNP Assets or the LNP Business.

(ix)	None of the LNP Assets constitutes a “United States real property interest” within the meaning of Section 897 of the Code.

(x)
As of the date hereof, to the knowledge of Arbutus, neither Arbutus nor any direct owner of Arbutus currently is, or will be after the consummation of the transactions contemplated by this Agreement, a United States person (as defined in Section 957(c) of the Code) that holds directly (or in the case of any direct owner of Arbutus, indirectly through Arbutus) more than 9.9% of the total combined voting power or value of the Company’s issued share capital or of any Subsidiary’s issued share capital, provided that the ownership of the total combined voting power shall be determined with respect to Arbutus and any direct owner of Arbutus by the application of the rules for determining stock ownership under Section 958 of the U.S. Code (without giving effect to the repeal of Section 958(b)(4) pursuant to the U.S. Tax Cuts and Jobs Act) based on direct ownership (or in the case of any direct owner of Arbutus, indirect ownership) of the Company’s issued share capital or of any Subsidiary’s issued share capital.

(o)Brokers. There is no person acting at the request of Arbutus who is entitled to any brokerage or finder’s fee.

(p)Accredited Investor. As of the date of execution of this Agreement and as of the Closing Time, as the case may be, Arbutus is an “accredited investor” as defined in National Instrument 45-106 - Prospectus Exemptions, and Arbutus agrees to furnish any additional information requested by the Company or any of its Affiliates to assure compliance with applicable Securities Laws in connection with the purchase and sale of the Contribution Shares.

(q) Investment Intent. Arbutus is acquiring the Contribution Shares as principal for its own account, for investment purposes, and not for the benefit of any other person (within the meaning of applicable Securities Laws) and not with a view to, or for resale in connection with, any distribution of the Contribution Shares.

(r)Due Diligence. Arbutus’ decision to purchase the Contribution Shares was not based upon, and Arbutus has not relied upon, any representations as to facts made by or on behalf of the Company or Roivant, other than the representations and warranties of the Company and Roivant under this Agreement, including the Appendices and the Exhibits hereto, or in any certificate delivered pursuant to this Agreement.

(s)Non-Reliance. Arbutus has relied solely on the representations and warranties of Roivant expressly and specifically set forth in Section 4.2 or in the Ancillary Agreements and has not relied on any other representations, warranties or statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise of Roivant as to any matter concerning Roivant or the Company, any of their Subsidiaries or in connection with this Agreement or the transactions contemplated by this Agreement, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) Arbutus in connection with this Agreement or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other materials made available to Arbutus).

4.2    Representations and Warranties of Roivant
Concurrently with the execution of this Agreement, Roivant hereby represents and warrants to Arbutus as follows, with effect as of the date hereof and as of the Closing Time:
(a)    Due Organization, Good Standing and Corporate Power. Each of Roivant, the Company and the Company Subsidiaries is duly organized and validly existing under the Laws of the jurisdiction of incorporation and each of Roivant, the Company and the Company Subsidiaries is in good standing with the corporate governmental authorities of such jurisdiction with respect to the filing of annual returns and such other filings as are necessary to maintain its corporate existence and is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed and in good standing does not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company or Roivant to consummate the transactions contemplated by this Agreement.

(b)    Authorization. Each of Roivant and the Company has the requisite power and authority to enter into and perform its obligations under the Agreement in accordance with the terms hereof, and the execution and delivery of this Agreement and the performance by each of Roivant and the Company of its obligations hereunder and the transactions contemplated hereby have been duly authorized by all necessary corporate action of Roivant and the Company, as applicable, and this

Agreement has been duly executed and delivered by Roivant and the Company and constitutes a valid and binding obligation of Roivant and the Company, enforceable against Roivant and the Company in accordance with its terms, provided that enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c)    Noncontravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement will not (i) conflict with any term or provision of the memorandum of association or bye-laws (or comparable documents) of Roivant or the Company, in each case, as amended to the date of this Agreement (it being understood that the authorized capital stock of the Company shall be increased to reflect the capitalization described in Section 4.2(e) prior to the Closing), (ii) contravene any Securities Laws or any other Laws or Orders applicable to Roivant or the Company that are currently in effect or (iii) conflict with, result in a breach of or default under (with or without notice or lapse of time, or both) give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Roivant or the Company under, any Contract to which Roivant or the Company is a party or by which Roivant or the Company or any of their respective assets is bound or subject.

(d)    Consents. The execution and delivery of this Agreement and the fulfillment of the transactions contemplated hereby and the issuance, sale and delivery of the Contribution Shares and the Subscription Shares do not, and will not, require the consent, approval, authorization, registration, filing or qualification of or with any Governmental Entity or other third party by Roivant or the Company, except for (i) any filings required by Securities Laws, which have been made or will be made in a timely manner and (ii) the permission for the issue of the Contribution Shares to Arbutus from the Bermuda Monetary Authority under the Exchange Control Act of 1972 (and associated regulations) of Bermuda which will be obtained prior to the Closing.

(e)    Capitalization; No Subsidiaries.

(i)
The authorized capital stock of the Company at the Closing shall consist of 1,000,000,000 Common Shares with $0.00001 par value per share. Immediately following the Closing, after giving effect to the issuance of the Contribution Shares and the Subscription Shares, there will be 950,000,000 Common Shares issued and outstanding, with 5,000,000 Common Shares reserved for issuance pursuant to the 2018 Equity Incentive Plan.

(ii)	Except for the Company Subsidiaries, the Company has no other Subsidiaries. \

(f)    Contribution Shares. All necessary corporate action will have been taken to validly create, authorize, reserve and issue the Contribution Shares and, upon the consummation of the contribution of the LNP Assets to the Company, the Contribution Shares shall, when issued, be duly authorized, validly issued, fully paid and non-assessable Common Shares of the Company, which shall be free and clear of any Liens, rights of first refusal or any kind of transfer restrictions other than as required by applicable Securities Laws and the holder of such Contribution Shares shall be entitled to all rights afforded to a holder of Common Shares. No person now has any agreement or option or right or privilege (whether at Law, pre-emptive or contractual) capable of becoming an agreement for the purchase, subscription or issuance of, or conversion into, any unissued shares, securities, warrants or convertible obligations of any nature of the Company or any of the Company Subsidiaries. All of the issued and outstanding capital stock of the Company is owned directly by Roivant free and clear of any Liens of any kind.

(g)    Company. The Company was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not owned any assets or engaged in any business activities or conducted any operations, and has not incurred any Liabilities, other than in connection with such transactions (including the entry into certain employment Contracts by its Subsidiaries in connection with the LNP Business).

(h)    Brokers. There is no person acting or purporting to act at the request of Roivant who is entitled to any brokerage or finder’s fee.

(i)    Accredited Investor. As of the date of execution of this Agreement and as of the Closing Time, as the case may be, Roivant is an “accredited investor” as defined in Rule 501(a) of Regulation D and. Roivant agrees to furnish any additional information requested by the Company or any of its Affiliates to assure compliance with applicable Securities Laws in connection with the purchase and sale of the Subscription Shares.

(j)    Investment Intent. Roivant is subscribing for the Subscription Shares as principal for its own account, for investment purposes, and not for the benefit of any other person (within the meaning of applicable Securities Laws) and not with a view to, or for resale in connection with, any distribution of the Subscription Shares.

(k)    Non-Reliance. Roivant has relied solely on the representations and warranties of Arbutus expressly and specifically set forth in Section 4.1 or in the Ancillary Agreements, as qualified by the Disclosure Schedule, and has not relied on any other representations, warranties or statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise of Arbutus as to any matter concerning Arbutus, any of its Subsidiaries or the LNP Business or in connection with this Agreement or the transactions contemplated by this Agreement, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) Roivant in connection with this Agreement or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other materials made available to Roivant).

(l)    Certain Contracts. Neither Roivant nor any its Subsidiaries, nor, to the knowledge of Roivant, any other person, is in default in the observance or performance of any material term, covenant or obligation to be performed by Roivant or any of its Subsidiaries or such other person, as applicable, under the Employment Contract, and the Employment Contract is in full force and effect and is a legal, valid and binding obligation of Roivant or one or more of its Subsidiaries and the other party thereto, enforceable in accordance with the terms thereof, except to the extent that its enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), and no event, circumstance, development, change or effect has occurred which with notice or lapse of time or both would constitute such a default thereunder by Roivant or any of its Subsidiaries or any other party.

ARTICLE 5- ACKNOWLEDGEMENTS AND COVENANTS

5.1    Covenants of Arbutus Relating to the Conduct of the LNP Business
Arbutus hereby covenants and agrees with Roivant that at all times from the date of this Agreement until the Closing Date, unless both Arbutus and Roivant shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement, Arbutus shall and shall cause each of its Subsidiaries to:

(a)conduct the LNP Business and maintain the LNP Business and the LNP Assets, and not take any action except, in the usual, ordinary and regular course of business consistent with past practice and in compliance with applicable Laws;

(b)use commercially reasonable efforts to preserve intact the LNP Business, the LNP Assets and goodwill, maintain its real property interests (including title to, and leasehold interests in respect of, any real property used primarily in the operation or conduct of the LNP Business) in good standing, keep available the services of the Transferred Employees and preserve the current material relationships with suppliers, senior employees, consultants, customers and others having business relationships with it, in each case except in accordance with the usual, ordinary course of business consistent with past practices;

(c)duly and timely file all Tax Returns required to be filed by it or any of its Subsidiaries on or after the date hereof and all such Tax Returns will be true, complete and correct in all respects;

(d)timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it or any of its Subsidiaries to the extent due and payable;

(e)not:

(i)
sell, pledge, lease, license, sublicense, covenant not to assert, dispose of, abandon, allow to lapse, cancel or otherwise dispose of any LNP Assets (including, for the avoidance of doubt, any LNP Proprietary Rights);

(ii)
incur, create, assume, modify or otherwise become liable for, any indebtedness for borrowed money or any other Liability pertaining to the LNP Assets or the LNP Business or permit any of the LNP Assets to be subject to any Lien;

(iii)	other than as required by Law, enter into, terminate, modify or amend in any material respect any LNP Contract or the Burnaby Lease;

(iv)
pay, discharge, settle or satisfy any Assumed Liabilities, other than payments, discharges, settlements or satisfactions in the ordinary course of business and consistent with past practice, or enter into, amend, modify or change any Contract or transaction that would constitute an Assumed Liability; or

(v)
make any bonus, profit sharing, pension, retirement or insurance arrangement with any Transferred Employee, increase the compensation payable (including wages, salaries, bonuses or any other remuneration) or to become payable to any Transferred Employee or establish, adopt, enter into, amend or terminate any Employee Benefit Plan or any other plan, agreement, policy or arrangement for the benefit of any Transferred Employee;

(f)announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the things prohibited by any of the foregoing subsections; and

(g)Arbutus shall keep, or cause its Subsidiaries to keep, all insurance policies currently maintained with respect to the LNP Business, or suitable replacements or renewals, in full force and effect through the close of business on the Closing Date.

5.2    Acknowledgments and Covenants of Arbutus and Roivant
As applicable, each of Arbutus and Roivant hereby acknowledge, covenant and agree as to itself as follows:

a.there are risks associated with the purchase of the Contribution Shares and the Subscription Shares, as the case may be, including the risks outlined in this Agreement. Each of Arbutus and Roivant has such knowledge, skill and experience in business, financial and investment matters that the undersigned is capable of evaluating the merits and risks of an investment in the Contribution Shares and the Subscription Shares. Each of Arbutus and Roivant have been afforded the opportunity to conduct a due diligence review of information concerning this investment so as to allow it to make an informed investment decision prior to its investment. Additionally, with the assistance of Arbutus’ and Roivant’s own professional advisors, to the extent that each Party has deemed appropriate, each of Arbutus and Roivant has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Contribution Shares and the Subscription Shares, respectively, and the consequences of this Agreement. Each of Arbutus and Roivant has considered the suitability of the Contribution Shares and the Subscription Shares, respectively, as an investment in light of its own circumstances and financial condition and each Party is able to bear the risks associated with an investment in the Contribution Shares and the Subscription Shares and its authority to invest in the Contribution Shares and the Subscription Shares;

b.if required by applicable Securities Laws or the Company, each of Arbutus and Roivant agreed to execute, deliver and file or assist the Company in filing such reports, undertakings and other documents with respect to the issue and/or sale of the Contribution Shares and the Subscription Shares, as the case may be, as may be required by any securities commission or other regulatory authority;

c.there are restrictions on Arbutus’ and Roivant’s ability to resell the Contribution Shares and the Subscription Shares, respectively, and it is the responsibility of each of Arbutus and Roivant to find out what those restrictions are and to comply with them before selling the Contribution Share and the Subscription Shares. The Contribution Shares and the Subscription Shares will be subject to the restrictions on transfer as set forth in this Agreement, the Shareholders Agreement and under applicable Securities Laws. Each of Arbutus and Roivant has been advised to consult its own legal advisors with respect to trading in the Contribution Shares and the Subscription Shares, as the case may be, and with respect to the resale restrictions imposed by the Securities Laws of the state, province or territory in which such Party resides and other applicable Securities Laws, and acknowledges that no representation has been made respecting the applicable hold periods imposed by the Securities Laws or other resale restrictions applicable to such securities which restrict the ability of such Party to resell such securities, that each of Arbutus and Roivant is solely responsible to find out what these restrictions are and each such Party is solely responsible (and the Company is in no way responsible) for compliance with applicable resale restrictions and each such Party is aware that it may not be able to resell such securities except in accordance with limited exemptions under the Securities Laws and other applicable Securities Laws;

d.no prospectus or registration statement has been filed by the Company with any securities regulatory authorities in connection with the issuance of the Contribution Shares or the Subscription Shares, the sale of the Contribution Shares and the Subscription Shares is conditional upon such sale being exempt from the requirements to file and obtain a receipt for a prospectus, to file and make effective a registration statement or to deliver an offering memorandum with this Agreement and the requirement to be a registered dealer, and as a consequence of acquiring the Contribution Shares and the Subscription Shares pursuant to such exemptions:

i.
certain protections, rights and remedies provided by the Securities Laws including certain statutory rights of rescission or damages and certain statutory remedies against an issuer, underwriters, auditors, directors and officers that are available to investors who acquire securities offered by a prospectus or registration statement, may not be available to Arbutus or Roivant;

ii.	the common law may not provide investors with an adequate remedy in the event that they suffer investment losses in connection with securities acquired in a private placement;

iii.	Arbutus and Roivant may not receive certain information that would otherwise be required to be given under the Securities Laws; and

iv.	the Company is relieved from certain obligations that would otherwise apply under the Securities Laws;
e.each of Arbutus and Roivant represents and warrants as to itself that none of the funds or other assets being used to purchase the Contribution Shares or the Subscription Shares, as the case may be, are, to such Party’s knowledge, proceeds obtained or derived, directly or indirectly, as a result of illegal activities and that:

i.
the funds being used to purchase the Contribution Shares or the Subscription Shares and advanced by or on behalf of Arbutus and Roivant, respectively, do not represent proceeds of crime or otherwise result in a violation of any applicable anti-money laundering Laws or regulations including, without limitation, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the PCMLTFA) and the Common Sharing and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the Patriot Act); and

ii.	Arbutus and Roivant, as the case may be, is not a person or entity identified on a list established under section 83.05 of the Criminal Code (Canada) (the Criminal Code); and

f.each of Arbutus and Roivant acknowledges and agrees as to itself that (i) the Company or their agents may in the future be required by law to disclose Arbutus’ or Roivant’s name and other information relating to such Party and any purchase of the Contribution Shares or the Subscription Shares, on a confidential basis, pursuant to the Criminal Code, PCMLTFA, the Patriot Act or as otherwise may be required by applicable Laws, regulations or rules.

5.3    Arbutus Contribution.
Prior to the Closing, Arbutus shall and shall cause its Subsidiaries to sell, assign, transfer, convey, contribute and deliver, as applicable, to Genevant Canada the Transferred Employees and those assets set forth on Appendix H hereto free and clear of all Liens (except for Permitted Liens).

5.4    Access to Information

Arbutus shall, and shall cause its Subsidiaries to, upon reasonable prior notice and during regular business hours, afford Roivant and its directors, managers, officers, employees, agents, attorneys, consultants, advisors or other representatives full access to the directors, managers, officers, employees, agents, attorneys, consultants, advisors or other representatives, properties, books and records of Arbutus and its Subsidiaries relating to the LNP Business, the LNP Assets and the Assumed Liabilities to the extent Roivant reasonably believes is necessary or advisable to familiarize itself with such properties and other matters and, during such period, Arbutus shall furnish promptly to Roivant all financial and operating data and other information concerning the LNP Business as Roivant may reasonably request; provided, that such access shall not unreasonably disrupt the operations of Arbutus or any of its Subsidiaries. No review by Roivant or any existing relationship between Roivant and Arbutus or its Subsidiaries shall affect the representations and warranties made by Arbutus pursuant to this Agreement or the remedies of Roivant for breaches of those representations and warranties.

5.5    Ancillary Agreements

Roivant and Arbutus shall, and shall cause their respective Subsidiaries and Affiliates and each of their respective directors, officers, agents, employees, advisors and representatives to, negotiate the terms of the Ancillary Agreements (other than the Ancillary Agreements attached as Exhibits hereto) in good faith and shall use their respective commercially reasonable efforts to agree to customary and reasonable terms of and conditions for the Ancillary Agreements as promptly as reasonably practicable following the date hereof and, in any event, prior to the Closing, and shall cause such Ancillary Agreements (including the Ancillary Agreements attached hereto as Exhibits) to be executed and delivered at the Closing.

5.6    Carve-Out Financial Statements

Promptly following the date hereof and in no event later than three (3) months following the Closing, Arbutus shall engage one of Deloitte, PricewaterhouseCoopers, Ernst & Young or KPMG or any other accounting firm, in each case, reasonably acceptable to Roivant for the purposes of preparing audited combined balance sheets and combined statements of income and cash flows relating to the LNP Business, the LNP Assets and the Assumed Liabilities as of March 31, 2018 and March 31, 2017, and for the period ended April 1, 2017 to March 31, 2018 and year ended April 1, 2016 to March 31, 2017 and notes to such financial statements (the Audited Carve-Out Financial Statements), and Arbutus, Roivant and the Company shall facilitate such audit review, cooperate with and consult with each other in connection with the preparation of the Audited Carve-Out Financial Statements and perform promptly the work necessary for the preparation and completion of the Audited Carve-Out Financial Statements as expeditiously as reasonably possible, but not later than September 30, 2018. Promptly following the Closing Date, Arbutus, Roivant and the Company shall reasonably cooperate with each other in connection with the preparation of the Audited Carve-Out Financial Statements and shall provide each other and their respective directors, managers, officers, employees, agents, attorneys, consultants, advisors or other representatives with reasonable access to the personnel of one another and their respective Affiliates and to available financial information in their possession relating to the LNP Business, the LNP Assets and the Assumed Liabilities; provided, that such access shall not unreasonably disrupt the operations of Arbutus, Roivant, the Company or any of their respective Subsidiaries. The fees and expenses of the accounting firm hired to prepare the Carve-Out Financial Statements shall be paid by the Company.

5.7    Payment of Bonuses

Arbutus shall be responsible for, and shall pay, or shall cause to be paid, the amount of any bonus payment owing to each Transferred Employee pursuant to Arbutus’ bonus arrangements with such Transferred Employee for the period beginning on January 1, 2018 and ending on the Closing Date in the ordinary course of business at such time as annual bonuses have historically been paid by Arbutus to such Transferred Employee.

ARTICLE 6	- FILINGS AND AUTHORIZATIONS
The Parties shall use their respective commercially reasonable efforts to obtain the authorizations, consents, waiting period expirations or terminations, Orders and approvals necessary or advisable for, and to avoid any Order which would block, their execution and delivery of, and the performance of their obligations pursuant to this Agreement, including their respective commercially reasonable efforts to obtain, prior to the Closing Date, all Licenses, consents, approvals, authorizations, qualifications and Orders of Governmental Entities and parties to Contracts with Arbutus or any of its Subsidiaries (including landlords) as are necessary for consummation of the transactions contemplated by this Agreement. The Parties shall coordinate and cooperate with one another and shall exchange and provide information to each other, subject to entering into a reasonable joint defense and confidentiality agreement, as necessary for this Article 6. The Parties shall use commercially reasonable efforts to supply such assistance as may be reasonably requested by each other in connection with the foregoing. Subject to applicable confidentiality restrictions or restrictions required by applicable Law, the Parties will notify each other promptly upon the receipt of any request by any officials of any Governmental Entity for information or the production of any documents relating to an investigation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each Party shall, subject to such joint defense and confidentiality agreement, provide to the other Parties (or their respective advisors) upon request copies of all correspondence between such Party and any Governmental Entity relating to the transactions contemplated by this Agreement. In addition, to the extent reasonably practicable and acceptable to the Governmental Entity, all discussions, telephone calls, and meetings with a Governmental Entity regarding the transactions contemplated by this Agreement shall include representatives of both Parties. Subject to applicable Law, the Parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, and memoranda submitted to any Governmental Entity regarding the transactions contemplated by this Agreement.

ARTICLE 7	- LIABILITY AND INDEMNIFICATION

7.1    Survival
The respective representations and warranties of Arbutus and Roivant made in this Agreement or in the Disclosure Schedule, the Bills of Sale and Assignment and Assumption Agreements, the License Agreement, each other Ancillary Agreement (other than the Shareholders Agreement) or in any certificate delivered pursuant to this Agreement on or prior to the Closing Date and the respective covenants or agreements contained in this Agreement of Arbutus and Roivant that are required to be performed or complied with prior to the Closing shall survive the Closing and shall continue in full force and effect for a period of one (1) year following the Closing Time, except that the Roivant Fundamental Representations and Warranties and the Arbutus Fundamental Representations and Warranties shall survive indefinitely (with the exception of the representations and warranties set forth in Section 4.1(n), which shall survive until the date that is 60 days following the expiry of the applicable statute of limitations). All covenants or agreements contained in this Agreement or in the Disclosure Schedule, the Bill of Sale and Assignment and Assumption Agreement, the License Agreement, each other Ancillary Agreement (other than the Shareholders Agreement) or in any certificate delivered pursuant to this Agreement to be performed or complied with after the Closing shall survive in accordance with their terms; provided, that if any such covenant or agreement does not specify a termination date, such covenant shall survive until the date that is 60 days following the expiry of the applicable statute of limitations. No person shall be liable for any claim for indemnification under this Article 7 unless a Claim Certificate is delivered by the person (such person, an Indemnified Party) entitled to indemnification pursuant to Section 7.2, Section 7.3 or Section 7.4, as applicable, to the party from which indemnification is sought (the Indemnifying Party) prior to the expiration of the applicable survival period, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive to the extent of the claims described in such Claim Certificate until such claim is resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given.

7.2    Liability and Indemnification Obligations of Arbutus
Provided that the Closing has occurred and subject to the limitations set forth herein, Arbutus shall indemnify and hold harmless Roivant, the Company and their respective Indemnitees from and against all Losses suffered by Roivant, the Company or their respective Indemnitees, as applicable, resulting from or arising out of (a) any failure of any representation or warranty made by Arbutus in this Agreement (including in the Disclosure Schedule, the Bill of Sale and Assignment and Assumption Agreement or in any certificate delivered pursuant to this Agreement), the License Agreement or any other Ancillary Agreement (other than the Shareholders Agreement) to be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Time, with the force and effect as if made on and as of the Closing Time, except for such representations and warranties which are in respect of a specific date in which case such representations and warranties shall be true and correct as of such date, (b) any breach of any obligation, agreement or covenant to be performed or observed by Arbutus in this Agreement, and (c) any Excluded Liability.

7.3    Liability and Indemnification Obligations of Roivant
Provided that the Closing has occurred and subject to the limitations set forth herein, Roivant shall indemnify and hold harmless Arbutus, the Company and their respective Indemnitees from and against all Losses suffered by Arbutus, the Company or their respective Indemnitees, as applicable, resulting from, or arising out of (a) any failure of any representation or warranty made by Roivant in this Agreement (including in Exhibit A hereto, the Bill of Sale and Assignment and Assumption Agreement, or in any certificate delivered pursuant to this Agreement) to be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Time, with the force and effect as if made on and as of the Closing Time, except for such representations and warranties which are in respect of a specific date in which case such representations and warranties shall be true and correct as of such date and (b) any breach of any obligation, agreement or covenant to be performed or observed by Roivant in this Agreement.

7.4    Liability and Indemnification Obligations of the Company
Provided that the Closing has occurred and subject to the limitations set forth herein, the Company shall indemnify and hold harmless Arbutus and its Indemnitees from and against all Losses suffered by Arbutus or its Indemnitees resulting from, or arising out of (a) any failure of any representation or warranty made by the Company in any Ancillary Agreement to be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Time, with the force and effect as if made on and as of the Closing Time, except for such representations and warranties which are in respect of a specific date in which case such representations and warranties shall be true and correct as of such date and (b) any Assumed Liability.

7.5    Limitation of Liability
Notwithstanding any other provision of this Agreement:

(a)None of Arbutus, the Company or Roivant shall be liable for any claim for indemnification made pursuant to Section 7.2, Section 7.3 or Section 7.4, as the case may be,

unless the aggregate amount of any Losses incurred that are the subject matter of indemnification equals or exceeds $225,000 (the Basket), in which case Arbutus or Roivant, as the case may be, shall be liable for the aggregate amount of Losses including the amount of the Basket;
(b)in no event shall the total Liabilities of Arbutus under this Agreement for all Losses exceed $3,000,000; and
(c)in no event shall the total Liabilities of Roivant under this Agreement for all Losses exceed $3,000,000.

Notwithstanding anything herein to the contrary, the limitations set forth in this Section 7.5 shall not apply to Losses incurred by Roivant, the Company, Arbutus, or their respective Indemnitees in connection with or arising from (i) any breach of any Roivant Fundamental Representation or Warranty or any Arbutus Fundamental Representation or Warranty, except that the total Liabilities of Roivant or Arbutus for any such breach shall in no event exceed $22,500,000, (ii) the fraud or willful misconduct of Roivant or Arbutus, as applicable, or (iii) Excluded Liabilities or Assumed Liabilities, as applicable.

7.6    Indemnification Procedure

a.Promptly after the incurrence of any Losses by and Indemnified Party and promptly after an Indemnified Party receives notice of a Third Party Claim which is expected to give rise to indemnification hereunder, the Indemnified Party shall deliver to the Indemnifying Party a certificate (a Claim Certificate), which Claim Certificate shall: (i) state that the Indemnified Party has paid or has incurred Losses for which such Indemnified Party believes it is entitled to indemnification pursuant to this Agreement and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid (if paid), the basis for any Loss and the nature of the misrepresentation, breach of warranty, breach of covenant, Assumed Liability, Excluded Liability or claim to which each such item is related and the computation, if possible, of the amount to which such Indemnified Party claims to be entitled hereunder. Such Claim Certificate must be delivered prior to the expiration of the applicable survival period set forth in Section 7.1, in which case the representation, warranty, covenant or agreement which is the subject of such Claim shall survive, to the extent of the Claims described in such notice until such Claim is resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time such notice is given.

b.In the event that the Indemnifying Party does not confirm in writing that it accepts liability for the claim within thirty (30) days of receipt of the Claim Certificate, the Indemnifying Party and the Indemnified Party shall, within the sixty (60) day period beginning on the date of receipt by the Indemnifying Party of such Claim Certificate and prior to submitting such dispute to the courts set forth in Section 9.5, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum of agreement setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party shall be permitted to submit such dispute to the courts set forth in Section 9.5. The party that receives a final judgment in such dispute shall reimburse the other party for all reasonable attorney and consultant fees or expenses incurred by the other party.

c.Claims for Losses covered by a memorandum of agreement of the nature described in Section 7.6(b), and claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 7.6(b) and 10.6 or shall have been settled as described in Section 7.7, are hereinafter referred to, collectively, as “Agreed Claims”. Within ten (10) Business Days

of the determination of the amount of any Agreed Claim (or at such other time as the Indemnified Party and the Indemnifying Party shall agree), the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment.

7.7    Third Party Claims

a.If a claim by a third party is made against any Indemnified Party (a Third Party Claim), and if such party intends to seek indemnity with respect thereto under this Article 7, such Indemnified Party shall promptly notify the Indemnifying Party of such Third Party Claim; provided, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have thirty (30) days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, of the settlement or defense of such Third Party Claim; provided, that (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party; provided, that the fees and expenses of such counsel shall be borne by such Indemnified Party; provided, further, that the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if (A) such Third Party Claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) such Third Party Claim seeks an injunction or equitable relief against the Indemnified Party and does not otherwise seek monetary damages; (C) the Indemnified Party has been advised in writing by counsel that there is an actual conflict of interest between the Indemnifying Party and the Indemnified Party; or (D) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third Party Claim.

b.Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense of such Third Party Claim, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless (i) the Indemnifying Party shall have failed, or is not entitled, to assume the defense of such Third Party Claim in accordance with Section 7.7(a), or (ii) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by such counsel that there may be one (1) or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party the assertion of which would be adverse to the interests of the Indemnified Party. The Indemnified Party shall not pay or settle any such Third Party Claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Third Party Claim; provided, that in such event it shall waive any right to indemnity therefor by the Indemnifying Party for such Third Party Claim, and the related settlement payments or other actions taken in settlement shall not constitute “Losses” under this Agreement.

c.If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s notice of a Third Party Claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

d.The Indemnifying Party shall not, except with the consent of the Indemnified Party, not to be unreasonably withheld, enter into any settlement unless such settlement (i) is entirely indemnifiable by the Indemnifying Party pursuant to this Article 7, (ii) includes as an unconditional term thereof the giving by the person or persons asserting such Third Party Claim to all Indemnified Parties of an unconditional release from all Liabilities with respect to such Third Party Claim or consent to entry of any judgment and (iii) does not impose any injunctive relief or other restrictions of any kind or nature on any Indemnified Party.

e.The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense to the Indemnifying Party and/or its counsel, such employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witnesses in any proceeding relating to such Third Party Claim.

7.8    Losses Net of Insurance and Taxes

The amount of any Loss for which indemnification is provided under Section 7.2, Section 7.3 or Section 7.4 shall be net of (a) any amounts recovered by the Indemnified Party (net of any costs of investigation of the underlying claim and of collection) pursuant to any indemnification by or indemnification agreement with any person (other than this Agreement), and (b) any insurance proceeds (net of any costs of investigation of the underlying claim and of collection) received as an offset against such Loss (each such source of recovery, a Collateral Source). If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Section 7.2, Section 7.3 or Section 7.4 is received after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article 7, the Indemnified Party shall repay to the Indemnifying Party, promptly after such receipt, any amount that the Indemnifying Party would not have had to pay pursuant to this Article 7 had such receipt occurred at the time of such payment. Each Indemnified Party shall take commercially reasonable steps to mitigate any Losses as soon as reasonably practicable after such Indemnified Party becomes aware of any event which does, or could reasonably be expected to, give rise to any such Losses. For all purposes of this Article 7, “Losses” shall be reduced by any Tax benefit actually realized in cash Tax savings by the Indemnified Party or its Affiliates arising as a result of the accrual, incurrence or payment of any such Losses in or prior to the taxable year in which the indemnity payment is made and the Indemnified Party shall pay the Indemnifying Party the amount of any Tax Benefit actually realized by the Indemnified Party or its affiliates in the two taxable years after the year in which the indemnity payment is made, net of any reasonable costs relating to obtaining such Tax benefit. Each Indemnified Party shall use commercially reasonable efforts to collect the proceeds of any insurance or any obligation of any third party which would have the effect of reducing any Losses.

7.9    Sole Remedy/Waiver

Except in the case of fraud, the Parties acknowledge and agree that, in the event that the Closing occurs, the remedies provided for in this Article 7 shall be the Parties’ sole and exclusive remedies for: (a) any breach of the representations and warranties made on or prior to the Closing in this Agreement, the Disclosure Schedule, the Bill of Sale and Assignment and Assumption Agreement, the License Agreement, any other Ancillary Agreement (other than the Shareholders Agreement) and all other certificates delivered pursuant to this Agreement or (b) any breach of any covenant contained in, or any claims relating to, this Agreement, the Disclosure Schedule, the Bill of Sale and Assignment and Assumption Agreement, and all other certificates delivered pursuant to this Agreement, the Company or any Law or otherwise. The Parties expressly intend that the remedies provided for in this Article 7 shall apply to direct claims between the Parties for breach of this Agreement (whether or not involving a third party).

7.10    Indemnification by Share Surrender

a.Notwithstanding anything herein to the contrary, Arbutus may, at its election, satisfy and pay any or all indemnification obligations under Section 7.2(a) or Section 7.2(b) by surrendering to the Indemnified Party Common Shares of the Company in a number necessary to satisfy such obligations, with the surrendered shares valued at the Fair Market Value thereof as of the date of delivery of a Claim Certificate.

b.As used in this Agreement, Fair Market Value of Common Shares means: the cash price that an unaffiliated third party would pay to acquire all of such Common Shares (computed on a fully diluted basis) assuming that the Company was being sold in a manner reasonably designed to solicit all possible participants and permit all interested Persons an opportunity to participate and to achieve the best value reasonably available to the stockholders of the Company at the time, taking into account all then-existing circumstances, (x) as mutually agreed by Roivant and Arbutus or (y) if Roivant and Arbutus do not mutually agree, as determined in accordance with clause (c) below.

c.In the event that Arbutus and Roivant do not mutually agree upon the Fair Market Value of the Common Shares within 15 days of Arbutus notifying Roivant that it has elected to pay an indemnity claim with Common Shares pursuant to Section 7.10(a), each of Arbutus and Roivant covenants and agrees to take all actions reasonably necessary to determine the Fair Market Value, including the following:

i.
Within 30 days of Arbutus notifying Roivant that it has elected to pay an indemnity claim with Common Shares pursuant to Section 7.10(a), Arbutus and Roivant shall jointly designate a mutually agreed investment banking firm of international repute which is neither an Affiliate of any party nor has performed any significant work for any party or any Affiliate of any party within the prior two (2) years (the Mutually Agreed Appraiser) to determine the Fair Market Value. If the parties are unable to mutually agree upon the Mutually Agreed Appraiser, then it shall be selected by an arbitrator constituted and acting under the International Arbitration Rules then in effect of the International Centre for Dispute Resolution (ICDR) of the American Arbitration Association (the Rules), and such arbitrator shall be selected and appointed in accordance with the Rules.

ii.
The Company shall provide the Mutually Agreed Appraiser with reasonable access to members of management of the Company and to the books and records of the Company so as to allow Mutually Agreed Appraiser to conduct due diligence examinations in scope and duration as are customary in valuations of this kind. Arbutus, Roivant and the Company each agree to cooperate with the Mutually Agreed Appraiser and to provide such information as may reasonably be requested by the Mutually Agreed Appraiser. Costs of the appraisals shall be borne equally by Arbutus and Roivant.

ARTICLE 8	- TERMINATION RIGHTS

8.1    Termination

This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Closing Time:

(a)by mutual written consent of the Parties;

(b)by any Party if the Closing shall not have occurred on or before the Outside Date, provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to fulfil any obligation under this Agreement shall be the cause of the failure of the Closing to occur on or before the Outside Date;

(c)by Roivant, if:

(i)
any condition set out in Section 3.2 or Section 3.3 has not be satisfied or waived by Roivant on or prior to 3:00 pm (New York time) on the Outside Date, unless such failure was caused by Roivant’s bad faith or breach in any material respect of any provision of this Agreement, or unless such time restriction is extended by the Parties in writing; or

(ii)
there has been a breach of any covenant or a breach of any representation or warranty of Arbutus, which breach would cause the failure of any condition set forth in Section 3.2 or Section 3.3; provided, that any such breach of a covenant or representation or warranty which is not curable or, if curable, is not cured upon the occurrence of the earlier of (1) the thirtieth (30th) day after written notice thereof is given by Arbutus to Roivant and (2) the day that is five (5) Business Days prior to the Outside Date; provided, that Roivant may not so terminate this Agreement if such failure was caused by Roivant’s bad faith or breach in any material respect of any provision of this Agreement;

(d)by Arbutus, if:

(i)
any condition set out in Section 3.2 or Section 3.4 has not be satisfied or waived by Arbutus on or prior to 3:00 pm (New York time) on the Outside Date, unless such failure was caused by Arbutus’ bad faith or breach in any material respect of any provision of this Agreement, or unless such time restriction is extended by the Parties in writing; or

(ii)
there has been a breach of any covenant or a breach of any representation or warranty of Roivant or the Company, which breach would cause the failure of any condition set forth in Section 3.2 or Section 3.4; provided, that any such breach of a covenant or representation or warranty which is not curable or, if curable, is not cured upon the occurrence of the earlier of (1) the thirtieth (30th) day after written notice thereof is given by Roivant to Arbutus and (2) the day that is five (5) Business Days prior to the Outside Date; provided, that Arbutus may not so terminate this Agreement if such failure was caused by Arbutus’ bad faith or breach in any material respect of any provision of this Agreement; or

(e)by any Party if any Order by any stock exchange or market, or any other Governmental Entity in Canada, the United States, or any other applicable jurisdiction, or any law or regulation under or pursuant to any statute of Canada or of any province thereof, the United States or any other applicable jurisdiction, is promulgated or changed which Order, law or regulation permanently restrains, enjoins or otherwise prohibits the transactions to be consummated at the Closing Time, as applicable, as contemplated by this Agreement and has become final and non-appealable; provided, that the party seeking to terminate pursuant to this Section 8.1(e) shall have complied with its obligations, if any, under Article 6.

8.2    Notice of Termination

The rights of termination contained in Section 8.1 may be exercised by the applicable Party giving written notice thereof to the other Parties at any time prior to the Closing Time, and are in addition to any other rights or remedies such Party may have in respect of any default, act or failure to at or non-compliance by the other Parties in respect of any of the matters contemplated by this Agreement or otherwise. In the event of any such termination, there shall be no further Liability on the part of any Party to the other Parties except Sections 9.2, 9.3, 9.4, 9.5 and 9.6 of this Agreement, which will remain in full force and effect.

ARTICLE 9	- MISCELLANEOUS

9.1    Further Assurances

Each of the Parties, upon the request of each of the other Party hereto, whether before or after the Closing, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be necessary or desirable to (a) effectuate the intent of this Agreement, (b) perfect or record title of the Company in the LNP Assets or the Employment Contract, (c) put the Company in possession of the LNP Assets or the Employment Contract, and (d) provide such other party in all material respects with the intended benefits of this Agreement. In the event that the Company receives any of the Excluded Assets, the Company agrees to promptly return or cause the return of such assets to Arbutus or its Subsidiaries at Arbutus’ expense. In the event that (i) Arbutus or its Subsidiaries retains any of the LNP Assets, Arbutus agrees to promptly transfer or cause the transfer of such assets to the Company at Arbutus’ expense or (ii) Roivant or its Subsidiaries retains any of the Employment Contract, Roivant agrees to promptly transfer or cause the transfer of such assets to the Company at Roivant’s expense.

9.2    Press Releases

All information with respect to this Agreement, the transactions contemplated hereby and all negotiations, discussions and actions related hereto shall be treated by the Parties as confidential information. A Party intending to make a public announcement or statement, including a news release, shall make the text of such announcement available to the other Parties not less than two Business Days prior to publication and the other Parties may make suggestions for changes. If any Party is identified in any such public announcement or statement, the Party making such announcement shall not release the public announcement or statement without the other named Party’s consent in writing, which consent such named Party may withhold in its sole discretion. Notwithstanding the foregoing, nothing in this paragraph shall prevent a Party from making any public disclosure, including, without limitation, disclosure of the name of another Party, if such disclosure is required by Law or regulations of any applicable stock exchange.

9.3    Notices

Any notice, direction or other instrument required or permitted to be given to any Party hereto shall be in writing and shall be sufficiently given if delivered personally, or transmitted by facsimile or electronic mail tested prior to transmission to such Party, as follows:

(a)in the case of the Company following the Closing, to:

Genevant Sciences Ltd.

11-12 St. James’s Square, Suite 1, 3rd Floor
London, United Kingdom
SW1Y 4LB

Attention:     Paris Panayiotopoulos, Executive Chairman
Email:         paris.panayiotopoulos@roivant.com

(b)in the case of Arbutus, to:

Arbutus Biopharma Corporation
100 - 9800 Glenlyon Parkway
Burnaby, British Columbia V5J 5J8

Attention:     Mark Murray, President and Chief Executive Officer
Email:         mmurray@arbutusbio.com

with a copy to (which shall not constitute notice):

Orrick, Herrington & Sutcliffe LLP
51 West 52nd Street
New York, New York 10019-6142

Attention:     R. King Milling
Fax:         (212) 506-5151
Email:        kmilling@orrick.com

Dorsey & Whitney LLP
Suite 1070, 1095 West Pender Street
Vancouver, British Columbia V6E 2M6

Attention:     Daniel M. Miller
Fax:        (604)687-8504
Email:        miller.dan@dorsey.com

(c)in the case of Roivant or the Company prior to the Closing:

Roivant Sciences, Inc.
320 West 37th Street, 5th Floor
New York, New York 10018

Attention:    Allen Waxman, General Counsel
Email:        allen.waxman@roivant.com

with a copy to (which shall not constitute notice):

Lawson Lundell LLP
1600 - 925 West Georgia Street
Vancouver, British Columbia V6C 3L2

Attention:     Valerie Mann and Crispin Arthur
Fax:         (604) 641-2811
Email:        vcmann@lawsonlundell.com
carthur@lawsonlundell.com

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Attention: Chang-Do Gong
Sang I. Ji
Fax:         (212) 354-8113
Email:        cgong@whitecase.com
sji@whitecase.com

Any such notice, direction or other instrument, if delivered personally, shall be deemed to have been given and received on the day on which it was delivered, provided that if such day is not a Business Day then the notice, direction or other instrument shall be deemed to have been given and received on the first Business Day next following such day and if transmitted by facsimile or electronic mail, shall be deemed to have been given and received on the day of its transmission, provided that if such day is not a Business Day or if it is transmitted or received after the end of normal business hours then the notice, direction or other instrument shall be deemed to have been given and received on the first Business Day next following the day of such transmission. Any Party may change its address for service from time to time by notice given to the other Party in accordance with the foregoing provisions.

9.4    Costs and Expenses

Except as provided in Section 5.6 and in the following sentence, all costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred in connection with this Agreement and the transactions herein contemplated shall be paid and borne by the party incurring such costs and expenses. All transfer, sales and use, value added, registration, documentary, stamp and similar Taxes (Transfer Taxes) imposed in connection with any contribution, transfer or deemed transfer that occurs pursuant to this Agreement shall be borne 50% by Arbutus and 50% by the Company. Arbutus shall promptly reimburse the Company for any Transfer Taxes with respect to any contribution, transfer or deemed transfer that occurs pursuant to this Agreement that are paid by the Company or its Subsidiaries in excess of its 50% share of such taxes, and the Company shall promptly reimburse Arbutus for any Transfer Taxes with respect to any contribution, transfer or deemed transfer that occurs pursuant to this Agreement that are paid by Arbutus or its Subsidiaries in excess of its 50% share of such taxes. For the avoidance of doubt, Transfer Taxes shall not include Taxes imposed on or with respect to income (however denominated) or gain of any of the Parties.

9.5    Applicable Law; Submission to Jurisdiction; Waiver of Jury Trial
.
(a)The construction, validity, enforcement and interpretation of this Agreement and the Appendices, Exhibits and Disclosure Schedules hereto will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(b)The Parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Agreement must be brought exclusively in a federal district court or a state court in New York County, New York. Each of the parties hereto hereby consents and submits to the exclusive jurisdiction of such courts. No legal action, suit or proceeding with respect to this Agreement may be brought in any other forum except to enforce a judgment entered in a court described in the preceding sentence. Each Party irrevocably waives all claims of immunity from jurisdiction and any right to object on the basis that any dispute, action, suit or proceeding brought in such court has been brought in an improper or inconvenient forum or venue.

(c)Each Party hereby agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.3, or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof and hereby waives any objections to service accomplish in the manner herein provided.

(d)Each of the Parties hereby irrevocably waives, and shall cause its Subsidiaries and Affiliates to waive, all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

9.6    Entire Agreement

This Agreement, including the Appendices, the Disclosure Schedule and the Exhibits hereto, constitutes the entire agreement between the parties with respect to the transactions contemplated herein and cancels and supersedes any prior understandings, agreements, negotiations and discussions between the Parties. There are no representations, warranties, terms, conditions, undertakings or collateral agreements or understandings, express or implied, between the Parties hereto other than those expressly set forth in this Agreement or in any such agreement, certificate, affidavit, statutory declaration or other document as aforesaid. This Agreement may not be amended or modified in any respect except by written instrument executed by each of the Parties.

9.7    Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same Agreement. Counterparts may be delivered either in original or faxed form and the Parties adopt any signature received by a receiving fax machine as original signatures of the Parties.

9.8    Assignment

This Agreement may not be assigned by any Party except with the prior written consent of the other Parties.

9.9    Enurement

This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, successors (including any successor by reason of the amalgamation or merger of any party), administrators and permitted assigns.

9.10    Specific Performance

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the Parties shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach. Each Party further agrees that the other Parties shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and each Party (a) irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and (b) agrees to cooperate fully in any attempt by the other Parties in obtaining such equitable relief. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

GENEVANT SCIENCES LTD.

By:    /s/ Marianne L. Romeo
Name: Marianne L. Romeo
Title: Head, Global Transactions & Risk Management

ARBUTUS BIOPHARMA CORPORATION

By:    /s/ Mark J. Murray                        Name: Mark J. Murray
Title: President and Chief Executive Officer

ROIVANT SCIENCES LTD.

By:    /s/ Marianne L.Romeo                        Name: Marianne L. Romeo
Title: Head, Global Transactions & Risk Management